Exhibit 10.1

LEASE AGREEMENT

by and between

10701 IDAHO OWNER, LLC,
a Delaware limited liability company

and

FARADAY&FUTURE INC.,
a California corporation

i

21.	BANKRUPTCY	20

22.	DEFAULT	20

23.	SURRENDER OF PROPERTY	21

24.	HOLDING OVER	22

25.	SURRENDER OF LEASE	22

26.	TENANT IMPROVEMENT COSTS	22

27.	RULES AND REGULATIONS	23

28.	NOTICE	23

29.	ASSIGNMENT AND SUBLETTING	24

30.	ATTORNEY’S FEES	24

31.	JUDGMENT COSTS	25

32.	BROKERS	25

33.	SUBORDINATION OF LEASE	25

34.	OPTION TO EXTEND	25

35.	ESTOPPEL CERTIFICATES	27

36.	SHORT FORM OF LEASE	27

37.	SIGNS	27

38.	OPTION TO PURCHASE PROPERTY	28

39.	RIGHT OF FIRST OFFER	30

40.	FORCE MAJEURE	30

41.	GENERAL PROVISIONS	31

Exhibits

Exhibit “A” Property

Exhibit “B” Work Letter

Exhibit “C” Guaranty

Exhibit “D” Letter of Credit

Exhibit “E” Purchase Agreement

ii

LEASE SUMMARY

Set forth below is a summary of certain terms and conditions of the Lease Agreement between 10701 IDAHO OWNER, LLC, a Delaware limited liability company, as Landlord, and FARADAY&FUTURE INC., a California corporation, as Tenant, solely for the convenience of the parties. In the event there is a conflict between this Lease Summary and the terms and conditions of the Lease Agreement, the terms and conditions of the Lease Agreement shall prevail.

A.	Building(s) mean one or more of those certain buildings containing approximately 1,070,000 total rentable square feet. See Paragraph 1.

B.	Property means that certain real property described as Parcel 2 (APN 028-030-046-000) and having the street address of 10701 Idaho Avenue, Hanford, California 93230, as outlined in the site plan attached hereto as Exhibit “A”. See Paragraph 1.

C.	Term means sixty-two (62) months from the Commencement Date, unless extended or terminated earlier by law or any provision of the Lease. See Paragraph 2.1.

D.	Commencement Date means the Effective Date. See Paragraph 2.2.

E.	Base Rent initially means $355,197.17 per month for the Property beginning on the Commencement Date, and subject to increases in accordance with Paragraph 3. All Base Rent is due on the first day of each month and shall be paid to Landlord in accordance with Paragraph 3. See Paragraph 3.

F.	Letter of Credit. On or before the Effective Date, Tenant has provided to Landlord an irrevocable and unconditional standby Letter of Credit in the initial amount of $600,000.00. This Letter of Credit may from time to time be increased and/or reduced pursuant to the provisions of Paragraph 4, but in no event be reduced to less than $600,000.00. See Paragraph 4.

G.	Security Deposit. On or before the Effective Date, Tenant has deposited (or caused to be deposited) with Landlord, an amount equal to $1,500,000.00 as security for the performance of Tenant’s obligations hereunder (the “Security Deposit”). Tenant may direct the Security Deposit to be used to make the “SD Applications” (as defined in Paragraph 3.1), provided that in no event shall the Security Deposit ever be less than $500,000.00. See Paragraph 4.

H.	Additional Rent means the Project Expenses, payable monthly in advance together with Base Rent. See Paragraph 5.2.C.

I.	“Bond-Type” Lease. This Lease is a “bond type” lease in which Tenant will pay any and all Project Expenses. Project Expenses means the sum of all Taxes, Insurance Expenses, and Property Expenses related to the Property. See Paragraph 5.

J.	Permitted Use means warehousing, distribution, manufacturing and office use for automotive technology products purposes and uses customarily associated therewith. See Paragraph 7.

K.	Utilities. Tenant shall pay the cost of all Utilities. See Paragraph 9.

L.	Option To Extend. Tenant shall have one (1) option to extend the Term for five (5) additional years per Option to Extend. Base Rent during the first Lease Year of the Option Term shall equal the greater of (a) Fair Market Rental Rate, or (b) one hundred three percent (103%) of the Base Rent applicable during the immediately preceding Lease Year, and Base Rent shall increase by three percent (3%) annually during such Option Term. See Paragraph 34.

M.	Tenant Improvement Costs. Landlord shall fund the Tenant Improvement Costs identified in Paragraph 26. See Paragraph 26.

N.	Option to Purchase. Tenant shall have an option to purchase the Property. See Paragraph 38.

O.	Right of First Offer. Tenant shall have a right of first offer for the purchase of the Property. See Paragraph 39.

P.	Guarantor. Faraday Future Intelligent Electric Inc., a Delaware corporation.

Q.	Taxpayer Identification Number. For Tenant: 47-1223806 | For Guarantor: 84-4720320.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), dated as of October 19, 2023 (the “Effective Date”), is made by and between 10701 IDAHO OWNER, LLC, a Delaware limited liability company (“Landlord”), and FARADAY&FUTURE INC., a California corporation (“Tenant”).

WITNESSETH

1.	PROPERTY

1.1 Property. Landlord owns that certain real property described as Parcel 2 (APN 028-030-046-000), improved with one or more multi-tenant buildings (“Buildings”), located at 10701 Idaho Avenue, Hanford, California 93230 (“Land”). The Buildings and the Land are collectively referred to as the “Property”, as outlined in the site plan attached as Exhibit “A”.

1.2 Lease of Property. Landlord, for and in consideration of the rents, covenants, agreements, and stipulations contained herein, to be paid, kept and performed by Tenant, leases and rents to Tenant, and Tenant hereby leases and takes from Landlord upon the terms and conditions contained herein, the Property.

1.3 Tenant as Prior Occupant. Prior to the Effective Date, Tenant occupied and operated the Property, either as a tenant under a prior lease or as a prior owner of the Property. Accordingly, Tenant is fully familiar with the condition of the Property, including, without limitation, zoning, physical condition, title issues, seismic condition, soils conditions, presence of hazardous materials, financial performance, and all other matters relating to the Property, and Tenant is not relying on any statement, representation or warranty of Landlord relating to any such matters.

1.4 True Lease. Landlord and Tenant agree and acknowledge that they each intend this Lease to be a “true lease” under the United States Bankruptcy Code, applicable State law, and for Federal income tax purposes and not a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing agreement, device or arrangement, security interest or other non-lease transaction. This Lease shall not be construed in any manner so as to create any relationship between the parties hereto other than a landlord/tenant relationship.

2.	TERM

2.1 Term. The term of the Lease shall be for five (5) years beginning on the Commencement Date (“Term”), unless extended or sooner terminated pursuant to the terms of this Lease. The term “Lease Year” as used herein shall mean any 365-consecutive-day period beginning on the Commencement Date, or any anniversary thereafter.

2.2 Commencement Date. It is acknowledged by the parties that Landlord is purchasing the Property from Tenant, and the “Commencement Date” shall be the Effective Date.

3.	RENT

3.1 Rent. Base Rent shall be due and payable in lawful money of the United States in advance on the first day of each month after the Commencement Date. Tenant shall pay to Landlord as base rent (“Base Rent”) for the Property, without notice or demand and, except as otherwise expressly set forth herein, without abatement, deduction, offset or set off, the following sums:

A. $355,197.17 per month beginning on the Commencement Date and continuing through October 31, 2024;

B. $365,853.08 per month beginning on November 1, 2024 and continuing through October 31, 2025;

C. $376,828.67 per month beginning November 1, 2025 and continuing through October 31, 2026;

D. $388,133.53 per month beginning on November 1, 2026 and continuing through October 31, 2027;

E. $399,777.54 per month beginning on November 1, 2027 and continuing through October 31, 2028;

Base Rent for any period during the Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. Tenant shall pay all Taxes, Insurance Expenses, Base Rent and other charges due and payable by Tenant to Landlord during the first full month of the Term upon execution of this Lease, and furnish to Landlord evidence of such payment. Notwithstanding the above, Tenant’s obligation to pay Base Rent for the first full month and month fifty-four (54) of the Term (i.e., November 2023 and May 2028) shall be abated and forgiven provided, however, in the event Landlord elects to terminate the Lease due to a default of the Lease by Tenant which remains uncured after all applicable notice and cure periods, then $355,197.17 of Base Rent shall not be deemed to have been forgiven or abated and Tenant shall be liable for such amount that would have otherwise been abated and forgiven and such amount shall become immediately due and payable as unpaid rent which shall be deemed earned at the date of Lease termination. Additionally, provided that no default or Event of Default has occurred and is then continuing hereunder as of the date Base Rent is first due in respect of the applicable month, Tenant may elect in writing to Landlord to apply amounts being held by Landlord as the Security Deposit to the Base Rent for each of months 25 and 37 of the Term (i.e., November, 2025 and November, 2026) in accordance with the terms and conditions of Paragraph 4 hereof (each such payment being, a “SD Application”); provided, however, that in no event shall the Security Deposit be in an amount less than $500,000. Concurrently with an SD Application, Tenant shall present evidence to Landlord that the Letter of Credit has been increased by the amount of the applicable SD Application.

3.2 Place of Payment. All payments under this Lease to be made by Tenant to Landlord shall be made via ACH pursuant to wire instructions provided by Landlord to Tenant.

3.3 Late Payment. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (as defined in Paragraph 5.2.E herein) pursuant to this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of Rent or other payment under this Lease is not received by Landlord, within five (5) days after the date on which such Rent or other payment is due, Landlord shall have discretion to impose, and if imposed Tenant shall thereafter pay, a late charge equal to five percent (5%) of such overdue amounts. Tenant shall also be responsible for a service fee equal to fifty dollars ($50.00) for any check returned for insufficient funds together with such other costs and expenses as may be imposed by Landlord’s bank on Landlord. The payment to and acceptance by Landlord of such late charge shall in no event constitute a waiver by Landlord of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted at law or equity or pursuant to this Lease.

3.4 Payment on Account. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent actually due hereunder shall be deemed to be other than a payment on account. No restrictive endorsement or statement on any check or any letter accompanying any check or payment shall be deemed to effect an accord and satisfaction or have any effect whatsoever. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

3.5 Offset for TI Disbursements. To the extent that Landlord has not funded its portion of a TI Disbursement (as hereinafter defined) within thirty (30) days after the satisfaction of the TI Disbursement Conditions (as hereinafter defined) and the same results in default interest being imposed by a Tenant Contractor (as hereinafter defined), the Tenant may pay the TI Disbursement directly to the Tenant Contractor and, following delivery of evidence of the same, offset the Base Rent by the amount of such payment, including default interest from the date such Tenant Contractor imposed default interest under its contract through the date of payment at a rate equal to the default rate in the applicable contract not to exceed eighteen percent (18%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law and provided that such offset must occur on the first date that Base Rent becomes due and payable following Landlord’s failure to pay.

4.	SECURITY DEPOSIT; LETTER OF CREDIT; GUARANTY

4.1 Landlord acknowledges that on or before the Effective Date (“Security Deposit/LC Due Date”), Tenant has provided to Landlord, and hereafter shall maintain in full effect without any lapse of negotiability for the entire Term plus thirty (30) days after the expiration thereof, (a) an irrevocable and unconditional standby letter of credit in the initial amount of $600,000.00 (“Original LC Value”), from a federally insured banking institution (and in such form) as reasonably acceptable to Landlord (“Letter of Credit”) for the faithful performance of Tenant’s obligations under this Lease, and (b) a deposit in the amount of $1,500,000.00 (“Security Deposit”). Landlord agrees that the Letter of Credit in the form set forth in Exhibit D attached hereto and made a part hereof is acceptable to Landlord and the issuing bank referenced therein (East West Bank) is acceptable to Landlord and satisfies the requirements in this Paragraph 4.1. If Tenant makes a SD Application (as permitted by and in accordance with Paragraph 2 hereof), Tenant shall increase the amount of the Letter of Credit by the amount of such SD Application. Notwithstanding the foregoing, from and after the 48th month of the Lease Term, provided that no default or Event of Default has occurred and is then continuing hereunder, the Letter of Credit may be reduced by Tenant, in its sole discretion, to an amount equal to the Original LC Value. If Tenant fails to pay Rent or other charges due hereunder, or otherwise defaults under this Lease, Landlord may immediately use, apply or retain all or a portion of the Security Deposit and/or Letter of Credit to compensate Landlord for the amount due by Tenant (including reasonable attorneys’ fees) under this Lease, provided that Landlord has adhered to the notice and cure requirements set forth in Paragraph 22. If Landlord uses or otherwise applies all or any portion of the Security Deposit and/or Letter of Credit (each such use or application being, an “Application”), within seven (7) days after notice from Landlord, Tenant shall restore such Letter of Credit and/or replenish the Security Deposit such that the aggregate amount available under the Letter of Credit and the Security Deposit is greater than or equal to the aggregate amount available prior to the such Application (provided that in no event shall the Security Deposit ever be less than $500,000.00, and in no event shall the Letter of Credit ever be reduced to less than $600,000.00). Notwithstanding anything above or in this Lease to the contrary, in the event the Letter of Credit, reasonably acceptable to Landlord as set forth above, is not received by Landlord prior to the Security Deposit/LC Due Date and thereafter if Tenant does not deliver a new or replacement Letter of Credit within thirty (30) days of the expiration of the then applicable Letter of Credit, Landlord shall have the option, in Landlord’s sole discretion, to draw on the then applicable Letter of Credit and hold such cash drawn as an additional Security Deposit; provided that if Tenant provides a new or replacement Letter of Credit within sixty (60) days after the date Landlord drew on the Letter of Credit, then the amount of cash drawn and held as a Security Deposit by Landlord shall be credited back to Tenant for Base Rent obligations for the first calendar month following delivery of the new or replacement Letter of Credit.

4.2 The obligations of Tenant under this Lease shall be guaranteed by Faraday Future Intelligent Electric Inc., a Delaware corporation using the form of Guaranty attached to this Lease as “Exhibit C”.

5.	PROJECT MAINTENANCE AND EXPENSES

5.1 “Bond Type” Lease. This Lease is a “bond type” lease in which Tenant, in addition to the payment of Base Rent, shall (i) be directly responsible for the payment of any and all Property Expenses (as defined in Paragraph 5.2.D) and all Utilities (as defined in Paragraph 9) with respect to the Property, and (ii) be responsible for payment to Landlord for the payment of any and all Taxes and Insurance Expenses (as defined in Paragraph 5.2.B and Paragraph 5.2.F) with respect to the Property; provided, that except as otherwise specifically provided in this Lease or as otherwise required by applicable law (provided, that Tenant shall reimburse or otherwise compensate Landlord for compliance with such requirements), Landlord shall have no obligations of any nature with respect to the Property. Except as otherwise set forth in this Lease, Tenant shall be responsible for all repair, maintenance, restoration, replacement, and construction with respect to the Property. Tenant shall, in keeping the Property in good working order, condition and repair, exercise and perform good maintenance practices. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Property and all improvements thereon or a part thereof in good order, condition and state of repair. At the expiration of the Term or any prior termination of this Lease, Tenant shall return the Property to Landlord in broom swept condition and in at least as good a condition as the condition of the Property on the Commencement Date, reasonable wear and tear excepted, and in accordance with Paragraph 23.

5.2 Definitions.

A. “Computation Year” shall mean each twelve (12) consecutive month period commencing January 1 of each year during the Term.

B. “Insurance Expenses” shall mean the aggregate amount of the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rent, earthquake, terrorism and other insurance obtained by Landlord in connection with the Property that is not already being provided by Tenant to Landlord’s satisfaction, including insurance required pursuant to Paragraph 14.1 or Paragraph 14.2 hereof, as applicable, and the deductible portion of any insured loss otherwise covered by such insurance. All Insurance Expenses shall be paid by Tenant to Landlord in accordance with Paragraph 5.3.

C. “Project Expenses” shall mean and include all Property Expenses, Insurance Expenses, and Taxes related to the Property.

D. “Property Expenses” shall mean all costs and expenses connected with or related to the operation, maintenance, repair and/or restoration of the Property and the systems and facilities within the Property, including, without limitation, (i) electricity, gas, water, sewer, other Utilities, utility sub-stations (to the extent not maintained or provided by a utility provider), trash removal, security, snow plowing, landscaping, mowing and weed removal, sweeping and janitorial services, electrical, plumbing, sprinkler and HVAC maintenance and/or repair, alarm and sprinkler system testing, maintenance and/or repair, (ii) the maintenance, repair, resurfacing and/or restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, and/or walkways, (iii) maintenance and/or repair of any signage, (iv) painting of the Buildings and Property, (v) maintenance, repair, and/or replacement of any fences or gates, (vi) maintenance, repair and/or replacement of any lighting facilities, (vii) maintenance, repair and/or replacement of all portions of the Buildings whether structural or nonstructural, including without limitation all roofs, foundations and the structural soundness of the foundation and walls of the Buildings, (viii) maintenance, repair and/or replacement of all equipment, facilities and components related to the Property, including but not limited to fixtures, walls (interior), finish work, ceilings, floors, utility connections and facilities, windows, glass, doors, and plate glass, downspouts, gutters, truck doors, dock levelers, bumpers, seals and enclosures, and termite and pest extermination and (ix) Landlord’s property management fee not to exceed 1.5% of the applicable Base Rent.

E. “Rent” or “rent” shall mean the total of all sums due to Landlord from Tenant hereunder, including but not limited to Base Rent, Insurance Expenses payable by Tenant to Landlord in accordance with Paragraph 5.3, and all other fees and charges payable by or owed by Tenant to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease.

F. “Taxes” shall mean all taxes, assessments and charges in the nature of a tax levied by a taxing authority upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Property or such personal property. Taxes shall include, without limitation, all general real property taxes and general and special assessments, occupancy taxes, commercial rental taxes, commercial rental taxes, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, and any tax or excise on the act of entering into any lease for space in the Property, or on the use or occupancy of the Property or any part thereof, that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, change of ownership, or any other events or circumstances, and shall also include any other tax or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease. Notwithstanding the foregoing, Taxes shall not include any (i) franchise, transfer, inheritance or capital stock taxes or income taxes measured by the gross or net income, or gross or net worth, of Landlord from all sources (unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax), (ii) sales, use, rental, gross receipt or similar taxes imposed on payments of Rent, or (iii) real estate transfer or similar taxes imposed with respect to any sale, exchange, transfer or other disposition by Landlord, in whole or in part, of the Property or Landlord’s interest in this Lease following the date hereof (unless such sale, exchange, transfer or other disposition by Landlord is to Tenant or an affiliate of Tenant, or is otherwise made at Tenant’s request), or (iv) incremental increase in any taxes, assessments and charges solely arising as a result of a transfer or assignment of the Property by Landlord to an entity or person that is an affiliate of Landlord immediately prior to a transfer causing the Property to be reassessed under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election) or any successor or similar provision of applicable law.

5.3 Payments of Taxes and Insurance Expenses. In addition to Base Rent, and beginning on the Commencement Date, Tenant shall pay to Landlord, in advance, one-twelfth (1/12) of the Taxes and Insurance Expenses due for each Computation Year, in an amount estimated by Landlord and invoiced by Landlord to Tenant on a monthly basis (“Estimated Expenses”). Landlord shall have the right to revise the Estimated Expenses from time to time and to adjust Tenant’s monthly payments accordingly. If either the Commencement Date or the expiration of the Term shall occur on a date other than the first or last day of a Computation Year, respectively, the Taxes or Insurance Expenses for such Computation Year shall be in the proportion that the number of days this Lease was in effect during such Computation Year bears to 365. With reasonable promptness after the end of each Computation Year, Landlord shall furnish Tenant with a statement setting forth in reasonable detail the actual Taxes and Insurance Expenses for such Computation Year (“Actual Expenses”). If the Actual Expenses for such Computation Year exceeds the Estimated Expenses paid by Tenant for such Computation Year, then Tenant shall, within thirty (30) days after the receipt of the Actual Expenses statement, pay to Landlord the difference between the amount paid by Tenant and the Actual Expenses. If the Estimated Expenses paid by Tenant for such Computation Year exceed the Actual Expenses for such Computation Year, then such excess shall be credited against the next installments of Estimated Expenses due from Tenant to Landlord hereunder or, if no further installments of Estimated Expenses are due from Tenant, such excess shall be paid by Landlord to Tenant within thirty (30) days after the receipt of the Actual Expenses statement. Neither Landlord’s failure to deliver, nor late delivery of, the Estimated Expenses or Actual Expenses shall constitute a default by Landlord hereunder or a waiver of Landlord’s right to collect any payment provided for herein. If Tenant is required to pay any Taxes on behalf of Landlord directly to any taxing authority (and does in fact pay such Taxes), the amount of such Taxes paid by Tenant shall be treated as a payment of Estimated Expenses and Actual Expenses (as applicable) by Tenant for all purposes of this Lease and shall reduce the amount of Estimated Expenses and Actual Expenses (as applicable) otherwise payable by Tenant. Notwithstanding anything to the contrary herein, Tenant shall only be obligated to make any payments required under an Actual Expenses statement that is furnished by Landlord within eighteen (18) months after the end of the applicable Computation Year to which such expenses relate. In the event Tenant disputes the amount set forth in the Actual Expenses statement, Tenant shall have the right not later than ninety (90) days following receipt of such statement to cause Landlord’s books and records with respect to the preceding Computation Year to be audited by a certified public accountant that is a member of a nationally or regionally recognized accounting firm that is not retained on a contingency fee basis. Landlord shall cooperate in good faith with Tenant and its accountant in connection with any such audit. The amounts payable under this Paragraph 5.3 by Landlord to Tenant or by Tenant to Landlord shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for further refund by Landlord to Tenant in excess of five percent (5%) of the payments previously made by Tenant for such calendar year, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be borne by Tenant.

6.	PARKING

All automobiles, trucks, trailers and/or other vehicles on the Property, except those being manufactured in the normal course of Tenant’s business or as otherwise consistent with Tenant’s Permitted Use, shall be in operable condition, and shall be licensed and insured, as required under applicable law. Tenant assumes total responsibility and liability for all vehicles parked or stored on the Property, and Landlord assumes no liability whatsoever for any damage to, loss of, or theft of any such vehicles or any personal property in such vehicles, except to the proportionate extent arising from the gross negligence or willful acts of Landlord. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT ACKNOWLEDGES AND AGREES THAT IT SHALL USE THE PROPERTY AT ITS SOLE RISK AND THAT LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT OR ANY TENANT REPRESENTATIVES FOR, DAMAGES OR INJURIES TO PERSONS OR PROPERTY PARKED OR OTHERWISE LOCATED ON OR ABOUT THE PROPERTY, EXCEPT TO THE PROPORTIONATE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL ACTS OF LANDLORD AND/OR LANDLORD PARTIES (AS HEREINAFTER DEFINED).

7.	PERMITTED USE

Tenant shall use and occupy the Property throughout the term of the Lease for warehousing, distribution, manufacturing and office use for automotive technology products purposes and uses customarily associated and incidental therewith (“Permitted Use”) and for no other purpose; in particular no use shall be made or permitted to be made of the Property, nor acts done which will cause a cancellation of any insurance policy covering the Buildings, or any part thereof, nor shall Tenant sell, or permit to be kept, used, or sold, in or about the Property, any article which may be prohibited by the standard form of fire insurance policies. Tenant shall comply with all laws, ordinances, rules, regulations and codes of all municipal, county, state and federal authorities pertaining to Tenant’s use and occupation of the Property. Tenant shall not commit, or suffer to be committed, any waste upon the Property or any public or private nuisance, or other act or thing which disturbs the quiet enjoyment of any nearby property. Tenant shall also specifically not permit the long-term storage of tires, flammable products, batteries, fertilizer, charcoal or any other similar items that cause objectionable odors to escape or be emitted from the Property, in any manner inconsistent with Tenant’s Permitted Use; Tenant shall insure sanitation and freedom from odor, smell and infestation from rodents or insects. Tenant, at its expense, shall provide (and enclose if required by applicable laws or regulations or by Landlord) a dumpster or dumpsters for Tenant’s trash in a location and manner approved by Landlord, and shall cause its trash to be removed at intervals reasonably satisfactory to Landlord. In connection therewith, Tenant shall keep the dumpster(s) clean and insect, rodent and odor free.

8.	ENVIRONMENTAL COMPLIANCE/HAZARDOUS MATERIALS

8.1 Definitions. “Hazardous Materials” shall mean any (i) material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive, mutagenic or corrosive, including, without limitation, petroleum, or any petroleum derivative, solvents, heavy metals, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Property is located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Property is located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of legally permitted levels applicable to the Permitted Use set forth in, or that would reasonably be expected to give rise to liability under, any applicable federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste, or for which any applicable federal, state or local agency orders or otherwise requires removal, remediation or treatment. “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, and other binding requirements of governmental entities, relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.

8.2 Use of Property by Tenant. Tenant hereby agrees that Tenant and Tenant’s officers, employees, and agents shall not cause or permit, and Tenant shall use commercially reasonable efforts to cause its representatives, consultants, contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees, any other occupants of the Property, and any others acting for or on behalf of Tenant (collectively, “Tenant Representatives”) to not cause or permit, any Hazardous Materials to be used, generated, manufactured, refined, produced, processed, stored or disposed of, on, under or about the Property or transport to or from the Property unless consistent with the Permitted Use and in compliance with Hazardous Materials Laws, which Tenant shall comply with during the Term. Notwithstanding the above, Tenant shall be permitted to use and store on the Property: (i) any products, lubricants, fuels or other materials consistent with Tenant’s Permitted Use; (ii) reasonable quantities of consumer cleaning products and other over-the-counter consumer products as are reasonably necessary to clean and maintain the Property, without first being required to obtain the Landlord’s prior written consent; and (iii) other materials approved by Landlord in writing (which approval shall not be unreasonably withheld provided that Tenant provides Landlord with evidence that the use of such other materials shall be in compliance with Hazardous Materials Laws); provided, however, that Tenant stores the foregoing items in appropriate containers and in appropriate areas and complies with all Hazardous Materials Laws with respect thereto. Subject to the foregoing, Landlord may, in its sole discretion, place reasonable conditions with respect to such Hazardous Materials, which are reasonable rules, regulations and safeguards as may be required by any insurance carrier, environmental consultant or lender of Landlord, or environmental consultant retained by any lender of Landlord. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval and monitoring in connection with the presence, storage, generation or use of Hazardous Materials on or about the Property by Tenant, provided that Landlord shall pay all costs of such review, except that Tenant agrees that any costs reasonably incurred by Landlord in connection with any such environmental consultant’s services shall be reimbursed by Tenant to Landlord upon demand if the consultant has identified a violation of this Paragraph 8 by Tenant and reasonably documented such violation. Landlord shall require (i) any environmental consultant performing such review to maintain the confidentiality of information provided to it that is identified as confidential (subject to any exceptions in this Lease Agreement applicable to Landlord with respect to confidential information), and (ii) any environmental consultant entering the Property on behalf of Landlord to comply with Paragraph 18. Tenant shall comply with all Hazardous Materials Laws affecting the Property, the business conducted thereon by Tenant or any of Tenant’s Representatives, or any activity or condition on or in the Property during the Term. In connection therewith, Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Property with all required permits.

8.3 Remediation. If at any time any Hazardous Materials released by Tenant in, on, under or about the Property in violation of applicable Hazardous Materials Laws (a “Contamination”) are required by Hazardous Materials Laws to be removed, then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove, to the extent required by Hazardous Materials Laws, such Hazardous Materials from the Property or the groundwater underlying the Property and remediate such Contamination to the extent required to comply with applicable Hazardous Materials Laws to restore the Property to at least the same condition which existed before such Contamination. Tenant shall not take any required remedial action in response to any Contamination in or about the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Contamination without first obtaining the prior written consent of Landlord, which may be subject to conditions imposed by Landlord as determined in Landlord’s sole discretion, provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Property (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary, including without limitation to prevent restrictions on operations, and it is not possible to obtain Landlord’s consent before taking such action. To the extent required by Hazardous Materials Laws for the foregoing removal or remediation, Tenant shall prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease. In addition to all other rights and remedies of Landlord hereunder, if Tenant does not promptly and diligently commence taking all steps for the remediation required by Hazardous Materials Laws of any Hazardous Materials released or discharged in connection with any Contamination within thirty (30) days after all necessary approvals and consents required by Hazardous Materials Laws have been obtained and thereafter continue to prosecute such remediation to completion in accordance with Hazardous Materials Laws, then Landlord, at its sole discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within thirty (30) days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by reasonable proof of payment by Landlord of the amounts actually incurred by Landlord for any such remediation. Tenant shall promptly deliver to Landlord legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Property as part of Tenant’s remediation of any Tenant’s Contamination.

8.4 Disposition of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with Paragraph 8.2 herein and all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Property by it or Tenant’s Representatives (including without limitation all Hazardous Materials removed from the Property as part of the required remediation of a Contamination) to be removed and transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes. Tenant is and shall be deemed to be the “operator” “in charge” of Tenant’s “facility” and the “owner,” as such terms are used in the Hazardous Materials Laws, of all Hazardous Materials and any wastes generated or resulting therefrom. Tenant or Tenant’s Representatives shall be designated as the “generator,” as such terms are used in the Hazardous Materials Laws, on all manifests relating to such Hazardous Materials or wastes.

8.5 Notice of Hazardous Materials Matters. Tenant shall promptly notify Landlord in writing of any of the following of which Tenant has knowledge: (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, known by Tenant to have been contemplated or threatened in writing concerning the Property pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials on or about the Property; (iii) any known reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Property including any complaints, notices, warnings or asserted violations in connection therewith; and (iv) any known spill, release, discharge or disposal of any Hazardous Materials in, on or under the Property, or any portion thereof, in each case, in violation of Hazardous Materials Laws and for which remediation is required by Hazardous Materials Laws.

8.6 Indemnification by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Property or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorney’s fees, remedial and enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages (including, but not limited to, damages for the loss or restriction or use of rentable space or any amenity of the Property, or damages arising from any adverse impact on marketing of space in the Property), diminution in the value of the Property, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly by (i) any Contamination required by Hazardous Materials Laws to be removed or remediated to the extent required to comply with applicable Hazardous Materials Laws to restore the Property to a standard that will allow the Permitted Use, (ii) Tenant’s or Tenant’s Representatives failure to comply with any Hazardous Materials Laws with respect to the Property, or (iii) offsite disposal or transportation of Hazardous Materials on, from, under or about the Property by Tenant or Tenant’s Representatives. Tenant shall be obligated for the indemnifications of this Paragraph 8.6 regardless of whether or not Tenant is in compliance with the other terms and conditions of this Lease. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Property, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

8.7 Intentionally Omitted.

8.8 Tenant Certifications. Within ninety (90) days prior to the expiration of the Term, Tenant shall certify to Landlord in writing that, to the best of its knowledge, (i) the Property is free from all Hazardous Materials whose presence was caused by Tenant or Tenant’s Representatives (“Tenant Hazardous Materials”), except for Hazardous Materials reasonably needed for the Permitted Use during the remainder of the Term (“Permitted Hazardous Materials”), and (ii) no such Hazardous Materials exist on, under or about the Property other than as specifically identified to Landlord by Tenant in writing. If Landlord reasonably believes that such certification is inaccurate, or if an environmental report is required by law, Landlord shall give notice to Tenant within thirty (30) days after receipt of Tenant’s certification that Tenant shall have the Property thoroughly inspected by an environmental consultant acceptable to Landlord for purposes of determining whether the Property is free from all Tenant Hazardous Materials, excepts Permitted Hazardous Materials. If Landlord fails to timely give such notice, the requirement for an environmental inspection report is not required of Tenant unless such report is otherwise required by Tenant under this Paragraph 8. Landlord’s failure to request an environmental inspection report shall in no way alter, abridge or limit Tenant’s indemnity obligation hereunder. Tenant shall deliver to Landlord a copy of the environmental consultant’s report forty-five (45) days prior to the expiration of the Lease, or such longer period of time as reasonably required to complete such report. In the event the report discloses the existence of any Tenant Hazardous Materials (other than Permitted Hazardous Materials) for which Hazardous Materials Laws requires any clean up or any other form of response (collectively “Clean-up”), Tenant shall promptly and diligently perform such clean up or response and deliver the Property with the conditions specified in the report “cleaned up”, to the full extent required by Hazardous Materials Laws. In the event the conditions specified in the report requires Clean-up which cannot be completed prior to the expiration of the Term, Tenant shall be obligated to pay Landlord the rent hereunder, as adjusted, for each day delivery of the Property in the required condition to Landlord is delayed beyond the expiration of the Term.

8.9 Exclusivity. The allocations of responsibility between, obligations and liabilities undertaken by, and indemnifications given by Landlord and Tenant under this Paragraph 8 and Paragraph 18, shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Paragraph 8 and Paragraph 18, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.

8.10 Compliance with Environmental Laws. Tenant shall at all times and in all material respects comply with all Hazardous Materials Laws applicable to its operations and activities on the Property. All reporting obligations imposed by Hazardous Materials Laws relating to Tenant’s operations and activities on the Property in any respect are strictly the responsibility of Tenant. Tenant and Landlord have been informed that certain judicial decisions have held that, notwithstanding the specific language of a lease, courts may impose the responsibility for complying with legal requirements and for performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors. Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord. Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.

8.11 Asbestos. If, in performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors. Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord. Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.

8.12 Survival and Duration of Obligations. All covenants, representations, warranties, obligations and indemnities made or given under this Paragraph 8 shall survive the expiration or earlier termination of this Lease.

9.	UTILITIES

Tenant shall pay all service charges and utility deposits and fees, for water, electricity, sewage, janitorial, trash removal, gas, telephone, pest control and any other utility services furnished to the Property and the improvements on the Property during the entire term of this Lease (“Utilities”). Tenant shall pay for all Utilities directly to the provider. Landlord shall not be liable for any reason for any loss or damage resulting from an interruption of any of the Utility services.

10.	INTENTIONALLY DELETED

11.	AS-IS CONDITION

Except as otherwise set forth herein, Tenant accepts the Property in its present “As-Is”, “Where-Is” and “With- All-Faults” condition and specifically acknowledges that the Property is suited for the uses intended by Tenant. Landlord makes no representation or warranty, implied or otherwise, as to the quality or condition of the Property, as to whether Tenant’s intended use complies with applicable laws, or as to the suitability of the Property for Tenant’s intended use. Subject to the provisions of Paragraph 13, Tenant shall make any other desired or required improvements to the Property. Tenant shall be responsible for all repair, maintenance, restoration, replacement, and construction with respect to the Property, as described in Paragraph 5.

12.	TAXES AND ASSESSMENTS

12.1 Tenant covenants and agrees to pay promptly, when due, all personal property taxes or other taxes and assessments levied and assessed by any governmental authority upon the removable property of Tenant in, upon or about the Property. Landlord hereby warrants and represents that all Taxes and installments of special assessments regarding the Property, then due and payable, have been paid or will be current as of the Commencement Date.

12.2 With the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed) Tenant shall have the right to undertake an action or proceeding against the applicable collecting authority (i) seeking an abatement of Taxes or a reduction in the valuation of the Property, and (ii) to contest the applicability of any Taxes; provided, however, that Tenant has paid timely (and continues to pay timely) all Taxes that it is responsible for paying pursuant to Paragraph 5.3 of this Lease to the extent required by applicable law. Tenant shall deliver to Landlord (i) a copy of all correspondence and filings made by the applicable collecting authority in any action, (ii) copies of all written correspondence from the applicable collecting authority to Tenant with respect to such action, (iii) copies of (x) any emails relating to any settlement offers and (y) any other material emails from the applicable collecting authority to Tenant, (iv) copies of all proposed filings to be made by Tenant in any such action, and (v) copies of all proposed settlement offers to be made by Tenant. For the avoidance of doubt, Tenant shall deliver the materials in (iv) and (v) prior to filing or submitting the same, and shall reasonably consult with Landlord with respect to the content of such filings or settlement offers. Landlord may deliver to Tenant written requests from time to time, for information regarding any such action or proceeding by Tenant. Tenant shall respond in good faith with all information reasonably requested by Landlord within 5 days after receipt of Landlord’s written request. In any instance where any such permitted action or proceeding is being undertaken by Tenant, Landlord shall cooperate reasonably with Tenant, at no cost or expense to Landlord, execute any and all documents approved by Landlord and reasonably required in connection therewith and, to the extent required by the collecting authority, agrees to file at Tenant’s request any action or proceeding against the collecting authority in its own name. Provided that Tenant is not in default under this Lease, Tenant shall be entitled to any refund arising from Taxes actually paid by Tenant (after the deduction therefrom of all expenses incurred by Landlord in connection therewith) of any Taxes (including, without limitation, penalties or interest thereon) received by Tenant or Landlord, whether or not such refund was a result of actions or proceedings instituted by Tenant. Additionally, Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord as promptly as possible), protect, and in any event within hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Property or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorney’s fees, enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages (including, but not limited to, damages for the loss or restriction or use of rentable space or any amenity of the Property, or damages arising from any adverse impact on marketing of space in the Property), diminution in the value of the Property, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs), arising from or caused in whole or in part, directly or indirectly by any contest initiated by Tenant pursuant to this Paragraph 12.2.

13.	ALTERATION OF PROPERTY

Tenant shall not make any alterations, repairs or changes to the Property (“Tenant Repairs”) that are structural in nature or any other material changes to the Property without the prior written consent of Landlord which shall not be unreasonably withheld; provided, however, that for purposes of this Paragraph 13, “material changes” shall include, without limitation, any Tenant Repairs that affect the main utility or similar infrastructure of the Property. In addition, Tenant shall make a good-faith effort to provide advance notice to Landlord of any Tenant Repairs in the event such Tenant Repairs require a building or similar permit. All Tenant Repairs shall remain a part of and be surrendered with the Property, unless Landlord directs its removal under Paragraph 23 of this Lease. Notwithstanding anything to the contrary herein, Tenant shall promptly provide to Landlord copies of all permits, licenses, plans, and any other governmental and regulatory approvals required for any Tenant Repairs. All Tenant Repairs shall remain a part of and be surrendered with the Property, (i) unless Landlord directs their removal under Paragraph 23, or (ii) unless Landlord and Tenant agree otherwise prior to installation of such Tenant Repairs. Tenant shall procure and keep in force, at Tenant’s sole cost and expense, any permits, licenses, and other governmental and regulatory approvals required for any Tenant Repairs, which shall be performed by licensed contractors, who shall satisfy the insurance requirements in Paragraph 14.4.

14.	INSURANCE

14.1 Landlord’s Insurance. Subject to Paragraph 14.3, below in respect of the Insurance Services Agreement, Landlord shall maintain in full force and effect throughout the entire term of this Lease general comprehensive liability insurance for the Buildings and common areas and general fire and extended coverage insurance, including vandalism and special form or such other or broader coverage as may from time to time be customary on the Buildings and the common areas and other areas of land within which the Buildings are located in such amounts determined by Landlord. Copies of all such insurance policies or certificates thereof endorsed to show payment of the premium shall be available for inspection by Tenant and such policies and certificates shall show Landlord and the beneficiary of any mortgage or deed of trust on the Property to be additional insureds as their interests may exist (or a mortgagee loss payable endorsement). Such insurance may be provided by a blanket insurance policy covering the Property, so long as the coverage on the Property is at all times at least as great as required by this Paragraph. Such insurance obtained by Landlord under this Paragraph 14.1 shall be “Landlord’s Insurance”, and the costs of Landlord’s Insurance obtained by Landlord shall be included in the Insurance Expenses. Landlord shall provide notice to Tenant: (i) at least thirty (30) days prior to any expiration of Landlord’s Insurance or any portion thereof, or (ii) as soon as reasonably practicable after Landlord learns of any potential inability of Landlord to continue to maintain Landlord’s Insurance or any portion thereof (each “Notice of Landlord’s Insurance”). In the event Tenant receives Notice of Landlord’s Insurance, Landlord and Tenant shall each work in good faith to obtain Landlord’s Insurance as promptly as possible, and if Landlord is unable to obtain Landlord’s Insurance after using good faith efforts to do so, Landlord shall notify Tenant and Tenant shall be required, no later than thirty (30) days after receipt of the Notice of Landlord’s Insurance, to purchase and maintain or otherwise cause to be maintained, at its sole cost and expense, Landlord’s Insurance.

14.2 Tenant’s Insurance. Tenant shall purchase and maintain or otherwise cause to be maintained, at its sole cost and expense, the following insurance during the entire Term and any period Tenant (or any party claiming by, through, or under Tenant) occupies any portion of the Premises, for the benefit of Tenant and Landlord with terms and coverages reasonably satisfactory to Landlord, and with insurers having a minimum A.M. Best’s rating of at least A-VIII, (or its equivalent if such guide ceases to be published) and with minimum limits of not less than the greater of (i) those set forth hereunder; (ii) those evidenced on the declaration page of the pertinent insurance policy; and (iii) those required by law, unless otherwise approved in writing by Landlord:

General Liability (GL) Per Occ/Agg	Umbrella / Excess	Workers’ Comp	Employers Liability	Auto (and Gatekeepers’ if applicable)	Host Liquor Liability	Property Insurance
$1MM/$2MM	$5MM	Statutory	$1MM	$1MM	$1MM	Full Replacement Cost and Business Income (see below)

A. Commercial Property Insurance - Coverage shall be maintained covering property damage to the entire Premises (as herein defined). Such coverage shall insure the full replacement cost, without deduction for depreciation, of the Property, Buildings, improvements, betterments, alterations, fit-out, personal property, machinery, equipment, office furniture, trade fixtures, office equipment, contents, products, molds, and all other personal property in, on, or about the Property and Buildings including the roof and rooftop equipment (all the foregoing, including for the avoidance of doubt the Buildings, the “Premises”). Such insurance shall name Tenant as the named insured, with Landlord and Landlord’s mortgagee(s) named as additional insureds and loss payees as their interests may appear. Such policy shall (i) be written on “special form” basis (also referred to as “all risk”) including, but not limited to coverage for the perils of fire, explosion, smoke, aircraft, vehicles, civil commotion, hail, windstorm, named storm, theft, water damage, sewer backup, vandalism, malicious mischief, sprinkler leakage, debris removal, and other endorsements as Landlord shall reasonably request from time to time; (ii) not contain any co-insurance requirements or penalties; (iii) not contain any deductibles exceeding one hundred thousand dollars $100,000 per occurrence, unless otherwise approved by Landlord; (iv) include coverage for business interruption, with a limit sufficient to cover not less than twelve (12) months from time of loss and containing a 365 day extended period of indemnity. It is understood and agreed that Tenant assumes all risk of damage to its own property (including its business interruption) arising from any cause whatsoever, including, without limitation, loss by theft, water damage, vandalism, and the other perils listed in the foregoing subsection (i). As a condition to the commencement of any Alterations, either Tenant shall maintain (or cause to be maintained), or if the applicable contract for such Alterations is in Landlord’s name pursuant to Section 8 of the Work Letter, Landlord shall maintain (or cause to be maintained), during any period when Tenant is performing Alterations: builder’s risk insurance on a 100% replacement cost (and completed value, non-reporting) coverage basis, including hard and soft costs coverages with such endorsements as Landlord may reasonably require. Such builder’s risk insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called “special form” builder’s risk coverage. Such builder’s risk coverage shall be approved by Landlord and may be provided by Landlord at the mutual agreement of Tenant and Landlord.

B. Commercial General Liability Insurance - Coverage shall be issued on a form that is equivalent to the most recently filed ISO CG 00 01 occurrence form, with limits of liability not less than what is listed in the chart above. Such policy shall include coverage for premises/operations, bodily injury (including death and mental anguish), personal and advertising injury, property damage, host liquor liability (unless separately insured), damage to Premises rented to Tenant and insured contracts (as defined by the most recently filed CG 00 01 form or equivalent).

C. Intentionally Deleted;

D. Loss of income or business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Property as a result of such perils, but in no event in an amount less than the total gross revenues of Tenant from the Property for twelve (12) months, and shall include a 365-day extended period of indemnity;

E. Loss of income or business interruption insurance covering loss of Rents due to fire and the risks now or hereafter embraced by Extended Coverage for the annual amount of Rents for a minimum of one (1) year, and the rental value shall include the Base Rent and any other payments payable under the terms of this Lease. Said insurance shall provide that in the event this Lease is terminated or in the event Rent is abated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Property, to provide for one full year’s loss of Rent from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Tenant, for the next twelve (12) month period];

F. Workers Compensation - coverage shall be provided with statutory limits and Employers Liability Insurance with limits of liability for Employers Liability not less than what is listed in the chart above; and

G. Automobile Liability - coverage shall be issued on a form equivalent to the recently filed CA 00 01 form, with limits of liability not less than what is listed in the chart above; such coverage shall include hired and non-owned automobiles. If the Tenant removes and transports hazardous materials from the Property, such coverage must be included and noted specifically on Tenant’s certificate of insurance.

H. Umbrella / Excess liability Insurance - coverage shall be provided with limits of liability not less than $5,000,000 per occurrence and in the aggregate on a per location basis, unless otherwise approved by Landlord. Coverage shall provide excess liability coverage over the underlying commercial general liability, automobile liability, liquor liability (if applicable), and employer’s liability policies and must be endorsed to provide that this insurance contains the same Additional Insureds provisions as the listed underlying Primary policies.

I. Pollution Legal Liability - unless waived by Landlord, in writing, and Tenant shall provide occurrence-based Pollution Liability insurance with limits of liability no less than $5,000,000, per claim and annual aggregate. Coverage must include, but shall not be limited to Liability to third parties for bodily injury, property damage, remediation, and clean-up costs arising from pollution events or conditions on, at, under, or migrating from the Project site and from transportation and disposal of pollutants and/or anything contaminated by pollution; defense costs; fines or penalties; costs of responding to a government entity investigation; and emergency response costs coverage arising out of a pollution condition, including, but not limited to mold, silica, asbestos, lead, arsenic, chromate, sulfates, vapor, smoke, soot, dust, and/or fumes.

The costs of the insurance obtained by Tenant under this Paragraph 14.2, to the extent not paid directly by Tenant, shall be included in the Insurance Expenses. For the avoidance of doubt, to the extent that Landlord is providing all or a portion of the coverage for which Tenant is responsible hereunder, failure by Landlord to maintain such coverage, in whole or in part, shall not relieve Tenant of its obligations hereunder.

The “Post-Closing Insurance Items” shall mean, collectively, (i) Commercial Property Insurance set forth in Paragraph 14.2(A) solely to the extent that it is required to insure the “full replacement cost” and not contain any deductibles exceeding $100,000 (with Tenant and Landlord agreeing that as of the Effective Date, Tenant shall carry Commercial Property Insurance that otherwise meets the requirements set forth in Paragraph 14.2(A) and which shall not contain any deductibles exceeding $500,000), (ii) the Commercial General Liability insurance set forth in Paragraph 14.2(B) above solely to the extent that it is required to be on an “occurrence form” (with Tenant and Landlord agreeing that as of the Effective Date, Tenant shall carry Commercial General Liability insurance on a claims-made basis), and (iii) the Pollution Legal Liability insurance set forth in Paragraph 14.2(I) above.

14.3 Certificates of Insurance. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a waiver of subrogation clause that shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage. All liability insurance policies required herein (except for Workers’ Compensation) shall name Landlord, Landlord’s management, leasing and development agents, Landlord’s mortgagee(s) and ground lessor(s) (if applicable), Landlord’s affiliates, OW Management Services, Inc., and other entities Landlord reasonably requests from time to time (collectively, the “Additional Insureds”) as additional insureds on a primary and non-contributory basis without any privity of contract requirement. A waiver of subrogation shall apply in favor of the Landlord and the other Additional Insureds on all insurance required to be carried by Tenant herein. Tenant shall be solely responsible for its own deductibles and self-insured retentions. Any insurance limits required by this Lease are minimum limits only and not intended to restrict the liability imposed on Tenant under this Lease. The parties acknowledge that at commencement of the Term, Landlord is arranging for insurance coverage in respect of Paragraphs 14.1 and 14.2 hereof through an Insurance Services Agreement dated as of the date hereof (the “Insurance Services Agreement”) with IRG Realty Advisors, LLC (“IRG”) in the form attached hereto as Exhibit “F”. To the extent that Landlord is unable to maintain insurance through the Insurance Services Agreement with IRG (for any reason whatsoever) or IRG is unable to confirm renewal of such policies on or prior to thirty (30) days prior to the expiration of such policies, Tenant shall be obligated to provide evidence that it has procured the same prior to any such insurance coverage lapsing. No later than five (5) days prior to each anniversary of the Term Commencement Date and/or renewal date thereof, Tenant shall furnish to Landlord certificate(s) of insurance (together with Landlord-specific endorsements, upon request) acceptable to Landlord, evidencing such coverage required herein. Copies of policies required herein shall be made available to Landlord by reasonable request as soon as practical. Tenant shall not allow any insurance coverage required herein to be materially changed, non-renewed, or canceled without at least thirty (30) days’ prior written notice to Landlord (ten (10) days’ prior written notice in the event of non-payment of premium). The insurance maintained by Tenant shall be deemed to be primary insurance and any insurance maintained by Landlord or the other Additional Insureds (acknowledging that they have no obligation to maintain any such insurance) shall be deemed secondary and non-contributory thereto. Tenant shall cooperate, fully, and in all respects and at Tenant’s sole cost and expense, with Landlord in connection with any efforts of Landlord to receive prompt payment of any proceeds required to be paid to Landlord pursuant to the terms and conditions of this Lease regarding insurance policies covering the Premises. Tenant shall comply with all applicable Laws, all orders, and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If Tenant fails to comply with the provisions of Agreement and (i) any insurance coverage is jeopardized and Tenant fails to correct such dangerous or prohibited use following ten (10) days’ notice, or (ii) insurance premiums are increased and Tenant fails, following ten (10) days’ notice, to cease such use, then in each event such failure shall constitute an Event of Default by Tenant under this Lease, without any further notice or cure right, and Landlord shall have all of its remedies as set forth in the Lease. In the event Tenant breaches any covenant or fails to observe any condition set forth with respect to the insurance required to be maintained by Tenant (directly or indirectly), then the same shall constitute an Event of Default by Tenant under this Lease; provided, however, and without limiting any other right or remedy, and notwithstanding any other provision herein concerning notice and cure of defaults or Events of Default, Landlord may immediately and without notice to Tenant obtain such insurance, and Tenant shall pay the cost thereof and Landlord’s expenses related thereto upon demand as an Insurance Expense. Notwithstanding anything to the contrary herein, Landlord and Tenant acknowledge and agree that: (i) Tenant is not required to carry such Post-Closing Insurance Items as of the Effective Date, (ii) Landlord shall not be required to fund any Tenant Improvement Allowance until all such Post-Closing Insurance Items are in place, (iii) Tenant shall use commercially reasonable efforts to obtain the Post-Closing Insurance Items within forty-five (45) days after the Effective Date, and (iv) once Tenant has obtained the Post-Closing Insurance Items, it shall be required to continue to maintain such Post-Closing Insurance Items for the remainder of the Term in accordance with the terms of this Lease.

14.4 Contractors’ Insurance. Tenant, via written executed contract, shall require and cause its contractors, vendors, consultants, and subcontractors of every tier to maintain the following minimum insurance, inclusive of additional insured status and waiver of subrogation requirements: (i) Commercial General Liability Insurance written on a current ISO CG 00 01 occurrence based policy form with limits of not less than $1,000,000 per occurrence for bodily injury (including death and mental anguish) and property damage, $1,000,000 each person or organization for personal and advertising injury, $2,000,000 general aggregate per location or project, and $2,000,000 products-completed operations aggregate, and such policy shall include contractual liability coverage arising out of work performed by you or on your behalf including indemnity for injuries to the insured’s employees; (ii) Workers Compensation Insurance covering statutory benefits in all states where the insured’s operations are to being performed, and such policy shall include an Employers Liability Insurance coverage part with limits of not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by accident; (iii) Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, leased, or non-owned, with a combined single limit for bodily injury and property damage of not less than $1,000,000 per accident; (iv) Umbrella / Excess Liability Insurance with limits appropriate for the project and hazards associated with the insured’s operations, but in no event less than $2,000,000 per occurrence and in the aggregate on a follow form basis; and (v) “All Risk” Property Insurance coverage for tools and equipment brought onto and/or used at the Property, the amount of which is equal to the replacement costs of all such tools and equipment. Certificates of insurance shall be made available to Landlord prior to work commencing on site evidencing all insurances as required herein. Such insurance (except for Workers’ Compensation / Employers Liability) shall include Tenant, Landlord and the Additional Insureds as additional insureds (including, with respect to Commercial General Liability, for ongoing and completed operations) on a primary and non-contributory basis and without any requirement for contractual privity. Coverage provided shall not contain any exclusions pertaining to the work contemplated by the third parties’ respective agreement. The required limits listed above are minimum limits established by Landlord and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Tenant or contractors of any type from greater loss.

15.	WAIVER, EXCULPATION AND INDEMNITY

15.1 Definitions. For purposes of this Paragraph 15, (i) “Tenant Parties” shall mean, singularly and collectively, Tenant and Tenant’s officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities, and (ii) “Landlord Parties” shall mean singularly and collectively, Landlord and Landlord’s, mortgagees, officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, and consultants, as well as to all persons and entities claiming through any of the foregoing persons or entities, but expressly excluding any other tenant or occupant of the Property.

15.2 Exculpation. Tenant, on behalf of itself and of all Tenant Parties, and as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives, to the fullest extent permitted by law, all claims against Landlord for loss, theft or damage to goods, wares, merchandise or other property (whether tangible or intangible) in and about the Property, for loss or damage to Tenant’s business or other economic loss (whether direct, indirect or consequential), and for the injury or death to any persons in, on or about the Property, except for damage or loss directly caused by the gross negligence or willful misconduct of Landlord and/or Landlord Parties.

15.3 Landlord’s Indemnity. Except to the extent arising out of Tenant’s and/or Tenant Parties’ gross negligence or willful misconduct, Landlord shall indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to Tenant), reimburse, protect and hold harmless Tenant and all Tenant Parties from and against all third party claims, liability and/or damages arising from or related any breach by Landlord of its obligations under this Lease, to the extent that such liability or damage is covered by Landlord’s insurance (or would have been covered had Landlord carried the insurance as required under this Lease). It is specifically understood and agreed that Landlord shall not be liable or responsible for the acts or omissions of any agents, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors of persons other than Landlord.

15.4 Tenant’s Indemnity. Except to the extent arising out of Landlord’s and/or Landlord Parties’ gross negligence or willful misconduct, Tenant shall indemnify, defend (by an attorney of Tenant’s choice, reasonably acceptable to Landlord), reimburse, protect and hold harmless Landlord and all Landlord Parties from and against all third party claims, liability and/or damages arising from or related to the negligence, acts or omissions of Tenant or any Tenant Parties relating to their use, possession, or occupancy of the Property or, Tenant’s obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Property, to the extent that such liability or damage is covered by Tenant’s insurance (or would have been covered had Tenant carried the insurance as required under this Lease). Tenant shall cause any independent contractor or other person who performs any construction, work of repair, maintenance, restoration, replacement, alteration, or other work on or about the Property by or under the control or direction of Tenant (“Tenant Contractors”) to comply with the insurance requirements set forth in Paragraph 14.4.

15.5 Waiver of Subrogation. To the extent of any and all insurance maintained, or required to be maintained, by either Landlord or Tenant in any way connected with the Property, Landlord and Tenant hereby waive on behalf of their respective insurance carriers, to the fullest extent permitted by law, any right of subrogation that may exist or arise as against the other party to this Lease. Landlord and Tenant shall cause the insurance companies issuing their insurance policies with respect to the Property to waive any subrogation rights that the companies may have against Tenant and Landlord, respectively, which waivers shall be specifically stated in the respective policies.

15.6 Survival and Duration of Obligations. All representations, warranties, obligations and indemnities made or given under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.	CONSTRUCTION LIENS

16.1 Tenant shall not suffer or permit any construction liens, mechanic’s liens or materialman’s liens to be filed against Landlord’s interest in the real property of which the Property forms a part nor against Tenant’s leasehold interest on the Property (“Tenant Lien”), except as may be required in the ordinary course of business by virtue of California construction statutes, provided Tenant shall promptly and fully pay and discharge any and all claims upon which any such lien may or could be based. Landlord shall have the right at all reasonable times to post and keep posted on the Property, any notices which it deems necessary for protection from such liens, or take such other action as applicable law may require to protect from such liens. In connection therewith, Tenant shall cooperate with Landlord and shall sign any notice or other documents reasonably required by Landlord to comply with such applicable law. Tenant shall have the right to contest by proper proceedings any Tenant Lien, provided that Tenant shall prosecute such contest diligently and in good faith and such contest shall not expose Landlord to any civil or criminal penalty or liability in connection therewith. In such case, within ten (10) days after Landlord’s demand, Tenant shall furnish Landlord a surety bond or other adequate security satisfactory to Landlord in an amount equal to one hundred twenty-five percent (125%) of the amount of such claim or such higher amount as may be reasonably required to both to indemnify Landlord against liability and hold the Property free from adverse effect in the event the contest is not successful (“Lien Bond”). The Lien Bond may be retained by Landlord until the Tenant Lien has been removed of record or until judgment has been rendered on such claim and such judgment has become final, at which time Landlord shall have the right to apply such Lien Bond in discharge of the judgment on the Tenant Lien and to any actual costs, including reasonable attorneys’ fees incurred by Landlord, and shall remit the balance thereof to Tenant. In the event that a Tenant Lien is filed and Tenant does not properly contest such lien or timely post the Lien Bond, Landlord, at its election, and upon not less than five (5) days prior written notice to Tenant, may pay and satisfy the Tenant Lien and, in such event the sums so paid by Landlord, including all actual expenses, including reasonable attorney’s fees, so paid by Landlord, shall be payable by Tenant at once without notice or demand together with interest thereon from the date of payment at the rate of eighteen percent (18%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law. Notwithstanding the foregoing, Tenant shall have no responsibility for discharge of any mechanics’ liens filed by a contractor, subcontractor, materialman, or laborer of Landlord.

16.2 Tenant agrees to give Landlord written notice not less than five (5) business days in advance of the commencement of any Tenant Repairs in order that Landlord may post appropriate notices of Landlord’s non-responsibility. Promptly after the Tenant Repairs are completed, Tenant shall file a Notice of Completion.

17.	QUIET ENJOYMENT

Landlord covenants and agrees that Tenant, unless an Event of Default has occurred and is then continuing, shall peaceably and quietly hold, occupy and enjoy the Property during the term of this Lease as extended by the options described herein, if any, subject to the terms and provisions of this Lease (including Landlord’s right of entry in Paragraph 18 below).

18.	LANDLORD’S RIGHT OF ENTRY

Landlord or his agents shall have the right to enter the Property at reasonable times upon reasonable advance notice of no less than forty eight (48) hours in order to examine it or to show it to prospective lenders, consultants, buyers, or, during the last twelve (12) months of the Term or at any time during the pendency of an Event of Default, prospective tenants, to place “For Rent” or “For Sale” signs on or about the Property, provided, however, Landlord shall use its best efforts to minimize the effect of any such entry or any interference with Tenant’s use of the Property. Landlord must at all times be accompanied by a designated representative of Tenant when showing the Property to any third party and shall be strictly prohibited from taking any photographs of the building interior that capture, reflect or otherwise reveal any of Tenant’s proprietary materials, trade secrets or information that should reasonably understood by Landlord to constitute Tenant’s non-public, confidential information, without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole discretion. Landlord’s right of reentry shall not be deemed to impose upon Landlord any obligation, responsibility, or liability for the care, supervision or repair of the Property other than as herein provided; except that Landlord shall use reasonable care to prevent loss or damage to Tenant’s property resulting from Landlord’s entry. Notwithstanding the foregoing, Landlord shall have the right to enter the Property without first giving notice to Tenant in the event of an emergency where the nature of the emergency will not reasonably permit the giving of notice. Notwithstanding the foregoing, Landlord shall not have any sampling performed on the Property unless: (i) Landlord has reasonable grounds for conducting the same; (ii) upon Tenant’s written request, Landlord shall provide a copy of the sampling results to Tenant and/or an environmental consultant engaged by Tenant; (iii) Landlord provides Tenant the right to have its environmental consultant conduct simultaneous sampling of the same nature, (iv) no invasive testing is completed unless the same is recommended by a Phase I environmental site assessment conducted pursuant to this section (or required by applicable law following the initial sampling conducted pursuant to this section), (v) unless sampling is required by an emergency, prior to conducting sampling Landlord’s environmental consultant shall use reasonable efforts to confer with Tenant’s environmental consultant about an appropriate sampling work plan, and (vi) all individuals who enter the Property to conduct the sampling comply with any written safety procedures for the Property provided to them by Tenant, follow all applicable provisions in this Paragraph 18, and maintain the confidentiality of any information provided to them that is marked “confidential” (subject to any exceptions in this Lease applicable to Landlord in respect of such confidentiality).

19.	DESTRUCTION OF BUILDINGS

19.1 Notice of Damage. If either party becomes aware of damage to the Property by fire, earthquake or other casualty (“Casualty Damage”), such party shall give prompt written and telephonic notice to the other party.

19.2 Tenant to Restrict Entry to Property. In the event of an earthquake or other casualty that may affect the safety of persons or property in the Property, Tenant shall request an inspection of the Property by appropriate governmental inspectors as soon as possible. If Tenant in good faith believes there is a risk of injuries to natural persons or damage to property from entry into the Property prior to governmental inspection, Tenant shall temporarily restrict entry into the Property by Tenant’s employees, guests, contractors, subtenants and other occupants in a nondiscriminatory manner until safe entry can be restored, subject to the establishment of safe methods of entry into the Property in order to retrieve files, data in computers and inventory. Tenant shall indemnify, defend and hold harmless Landlord from and against any Claims relating to entry into the Property following an earthquake or other casualty. Tenant shall comply with all applicable orders of governmental officials regarding safe entry into the Property following an earthquake or other casualty. The decision of any appropriate governmental inspector regarding safe entry shall be binding on the parties unless subsequently amended or revoked.

19.3 Tenant’s Obligation to Repair. Tenant shall, at its sole cost and expense, repair such Casualty Damage substantially to its condition immediately prior to such fire or other casualty.

19.4 Rent Abatement. In the event of any Casualty Damage to the Property, upon condition that Tenant shall have provided the rent insurance required under Paragraph 14 hereof and Landlord is then collecting its proceeds equal to the amount abated, this Lease shall nevertheless continue in effect and Tenant shall remain and continue to be liable for the performance of all the terms, covenants and conditions of this Lease, except that the Rent payable during the period of repair or rebuilding shall be abated based upon the extent to which the Casualty Damage and the repairs interfere with the usefulness of the Property for the business carried on by Tenant, but in no event shall such abatement of Rent exceed the proceeds Landlord is able to collect from such rent insurance.

19.5 Mortgagee Requirements. All of the foregoing sections are subject to the rights of Landlord’s lenders under the terms of deeds of trust or mortgages now or hereafter affecting the Property with respect to the payment of the proceeds of insurance policies to be maintained provided in this Lease.

19.6 Escrow Account. For the purpose of paying the cost of repair, replacement or rebuilding, all insurance proceeds relating to a Casualty Damage shall be kept in an escrow account to be established with an escrow company selected by Landlord, and such escrow company shall disburse such proceeds during the course of the work on an as needed basis. If the proceeds are insufficient to pay the costs of the work, Tenant shall pay the deficiency. If the proceeds exceed the cost of such work, Tenant may retain the excess.

19.7 Damage Threshold. If more than seventy-five percent (75%) of the floor area of the Building shall be destroyed by fire of other casualty, Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord within thirty (30) days thereof and paying to Landlord all amounts that would then become due and payable under this Lease through the end of the Term. Upon receipt of any such payment the Lease shall be deemed terminated and of no further force and effect, except for those provisions that expressly survive the expiration or termination of this Lease, which provisions shall continue in full force and effect.

19.8 Waiver of Statutes. The provisions of this Lease, including this Paragraph 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932 and 1933 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Property.

20.	EMINENT DOMAIN

20.1 Definitions. For purposes of this Lease, the word “condemned” is co-extensive with the phrase “right of eminent domain”, that is, the right of the government to take property for public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

20.2 Exercise of Condemnation. If any action or proceeding is commenced for the condemnation of the Property or any portion thereof, or if Landlord is advised in writing by any government (federal, state or local) agency or department or bureau thereof, or any entity or body having the right or power of condemnation, of its intention to condemn all or any portion of the Property at the time thereof, or if the Property or any part or portion thereof be condemned through such action, then and in any of such events Landlord may, without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein, the part and portion of the Property sought by the condemnor, free from this Lease and the rights of Tenant hereunder. Tenant shall have no claim against Landlord nor be entitled to any part or portion of the amount that may be paid or awarded as a result of the sale, for the reasons as aforesaid, or condemnation of the Property or any part or portion thereof, except that Tenant shall be entitled to recover from the condemnor and Landlord shall have no claim therefore or thereto for Tenant’s relocation costs, loss of goodwill, for Tenant’s trade fixtures, any removable structures and improvements erected and made by Tenant to or upon the Property which Tenant is or may be entitled to remove at the expiration of this Lease and Tenant’s leasehold estate hereunder.

20.3 Effect on Lease. If the entire Property is condemned, this Lease shall terminate as of the earlier of such taking or loss of possession. If only a part of the Property is condemned and taken and the remaining portion thereof is in Tenant’s reasonable discretion not suitable for purposes for which Tenant has leased the Property, either Landlord or Tenant shall have the option to terminate this Lease effective as of the earlier of such taking or loss of possession. If by such condemnation and taking only a part of the Property is taken, and the remaining part thereof is in Tenant’s reasonable discretion suitable for the purposes for which Tenant has leased the Property, this Lease shall continue, but the rental shall be reduced in an amount proportionate to the percentage that the floor area of that portion of the Property physically taken by eminent domain bears to the floor area of the entire Property.

21.	BANKRUPTCY

If a general assignment is made by Tenant for the benefit of creditors, or any action is taken by Tenant as debtor under any insolvency or bankruptcy act, or if a receiver is appointed to take possession of all or substantially all of the assets of Tenant (and Tenant fails to terminate such receivership within ninety (90) days after such appointment), or if any action is taken by a creditor of Tenant against Tenant as debtor under any insolvency or bankruptcy act, and such action is not dismissed or vacated within forty-five (45) days after the date of such filing, then this Lease shall terminate at the option of Landlord upon the occurrence of any such contingency and shall expire as fully and completely as if the day of the occurrence of such contingency was the date specified in this Lease for the expiration thereof. In such event, Tenant shall then quit and surrender the Property to Landlord.

22.	DEFAULT

If Tenant fails to pay any rent or other sum due hereunder when due, or in the event Tenant breaches the terms of the Side Letter or fails to perform any other covenant to be performed by Tenant under this Lease and continues to fail to perform the same for a period of five (5) business days after receipt of written notice from Landlord pertaining thereto (or a reasonable period of time, using due diligence, if any non-monetary default cannot be cured within such five (5) business days period, not to exceed thirty (30) days (with the exception that, in the event of a default occurring under Paragraph 8 of this Lease, Tenant shall have a reasonable period to cure such default provided that it promptly commences such cure, does not commit violations of law in connection with such cure, and works diligently and expeditiously without interruption to cure such default)), then an “Event of Default” shall be deemed to have occurred. During the continuance of any Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have, in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive:

A. Landlord shall have the remedy described in California Civil Code 1951.4, and may continue this Lease in effect by not terminating Tenant’s right to possession of the Property, and thereby be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent specified in this Lease as it becomes due under this Lease; or

B. Landlord may terminate Tenant’s right to possession of the Property, thereby terminating this Lease, and recover from Tenant:

(i.) The worth at the time of award of the unpaid Rent which had been earned at the time of termination of the Lease;

(ii.) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided through a reasonable attempt by Landlord to mitigate its damages;

(iii.) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided through a reasonable attempt by Landlord to mitigate its damage; and

(iv.) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease; or

C. In lieu of, or in addition to, bringing an action for any or all of the recoveries described in subparagraph B above, bring an action to recover and regain possession of the Property in the manner provided by the laws of unlawful detainer then in effect in the state where the Property is located. If Landlord makes any expenditure required of Tenant hereunder, or if Tenant fails to make any payment or expenditure required of Tenant hereunder, such amount shall be payable by Tenant to Landlord as Rent, and Landlord shall have sole discretion to also charge, and if charged Tenant shall thereafter pay, interest from the date due at the rate of eighteen percent (18%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law, and Landlord shall have the same remedies as on the default in payment of Rent. The payment of interest required hereunder shall be in addition to the late charge set forth in Paragraph 3.3. Notwithstanding any other provisions of this Lease, under no circumstances shall Landlord or Tenant be liable to the other for any consequential damages arising out of the acts or omissions of Landlord or Tenant or a breach of this Lease by either party.

“Side Letter” means that certain Letter Agreement dated as of the Commencement Date among Landlord, Tenant, and Guarantor.

23.	SURRENDER OF PROPERTY

On or before the expiration of the Term, Tenant shall vacate the Property in broom clean condition and otherwise in the same condition as existed on the Commencement Date, ordinary wear and tear and fire and casualty loss excepted (subject to Paragraph 19), except that any improvements made within and on the Property by Tenant shall remain, in the same condition and repair as when constructed or installed, reasonable wear and tear and fire and casualty loss excepted; provided that (A) if Tenant has made any improvements or alterations within or on the Property without Landlord’s prior written consent (or without other prior written notice to Landlord), then Tenant shall remove any such improvements on or before the expiration of the Term if Landlord gives written notice to Tenant, at least thirty (30) days before the expiration of the Term, directing such removal, (B) if Tenant has made any improvements or alterations within or on the Property with Landlord’s prior written consent (or with other prior written notice to Landlord), then Tenant shall remove any such improvements on or before the expiration of the Term if Landlord notifies Tenant in writing, at the time Landlord consents to such improvements or alterations (or within thirty (30) days after Landlord receives other written notice of such improvements or alterations), that such improvements or alterations must be removed on or before the expiration of the Term, and (C) to the extent that Tenant or Landlord has replaced or otherwise installed a new roof of the Property (including under Paragraph 26 hereof), Tenant shall restore the roofs to the condition immediately following such replacement or installation (ordinary wear and tear excepted). In addition, Tenant shall remove from the Property all of Tenant’s or any of its affiliates’ personal property and trade fixtures (including without limitation any manufacturing and related machines, equipment, parts, trade fixtures, and inventory) in order that Landlord can repossess the Property on the day this Lease or any extension hereof expires or is sooner terminated. Any removal of Tenant’s or its affiliates’ improvements, Tenant’s or its affiliates’ property and/or trade fixtures as identified herein by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Property, and any such damage or injury shall be repaired by Tenant at its sole cost and expense within the earlier of (x) thirty (30) days after Tenant vacates or (y) the expiration of the term. Failure to so remove any such items by such deadline shall result in surrender of such property to Landlord and Landlord may liquidate or remove the same at Tenant’s sole cost and expense.

24.	HOLDING OVER

If Tenant shall not immediately surrender the Property to Landlord on the expiration date of the Term or earlier termination of this Lease, Tenant’s continued possession shall be that of a holdover tenant and an unlawful detainer. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Term of this Lease, create a month-to-month tenancy or affect Landlord’s rights under this Lease. No tenancy or interest shall result from such holding over, and Tenant shall be subject to immediate eviction and removal. During such period of holdover, Tenant shall continue to comply with all of the terms and provisions of this Lease, except the monthly Base Rent shall be 150% of the monthly Base Rent in effect during the last month of the Term. Tenant shall also be liable for, and hereby agrees to indemnify Landlord again, any and all damages (including, without limitation, consequential damages and lost profits), costs and liabilities sustained by Landlord as a result of such holdover. If Tenant shall hold over after the expiration date of the Term or earlier termination of this Lease, and Landlord shall desire to regain possession of the Property, then Landlord may forthwith re-enter and take possession of the Property by any legal process in force in the State of California.

25.	SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger and may, at the option of Landlord, terminate all or any existing subleases or subtenancies or may operate as an assignment of any or all such subleases or subtenancies to Landlord.

26.	TENANT IMPROVEMENT COSTS

26.1 Subject to the terms and conditions hereof, Tenant (a) shall (subject to Landlord funding the Category 1 Improvements as and to the extent required below) cause the completion of the “Category 1 Improvements” (as defined in the “Work Letter” attached as Exhibit “B”) with Landlord agreeing to fund the first Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) of costs associated therewith; and (b) may undertake the “Category 2 Improvements” (as defined in the Work Letter) with Landlord agreeing to fund up to a maximum amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) in respect thereof; provided, however, that (i) with respect to such Category 1 Improvements, to the extent that Tenant has not commenced the same within a reasonable period of time following the commencement of the Term, Landlord may commence the same, (ii) with respect to such Category 2 Improvements, Landlord shall be under no obligation to fund such amounts unless and until Tenant provides evidence that it has funded Sixty-Six and Two-Thirds percent (66.67%) of the required funding for any applicable Category 2 Improvements prior to or simultaneous with Landlord’s payment (which Tenant’s funding may have occurred prior to the Effective Date), and (iii) to the extent that Landlord funds amounts for a Category 1 Improvement in excess of its obligations therefor, the amount (and percentage) that Landlord must fund in respect of a Category 2 Improvement shall decrease on a dollar for dollar basis (and vice versa), with Tenant responsible for any additional amounts. The amounts to be funded by Landlord pursuant to this Paragraph 26.1 are referred to as the “Tenant Improvement Costs”, and shall be funded pursuant to, and subject to all the conditions contained in, the Work Letter. Notwithstanding anything herein to the contrary, Landlord shall have no obligation to fund (I) any Category 1 Improvements if a Material Default, Bankruptcy Default, or Event of Default under this Lease then exists and is continuing (but Landlord shall be obligated to fund such Category 1 Improvements, in accordance with the provisions of this Lease, if any default (other than an Event of Default, Material Default or a Bankruptcy Default) under this Lease then exists and is continuing and Tenant has provided Landlord notice thereof and the actions that Tenant has taken or proposes to take with respect thereto), and (II) any Category 2 Improvements if any default or Event of Default (including without limitation a Material Default or Bankruptcy Default) under this Lease then exists and is continuing; provided, however, that, notwithstanding any default by Tenant hereunder (including, without limitation, any Material Default) other than a Bankruptcy Default, solely to the extent that Landlord funding such Category 1 Improvements or Category 2 Improvements would cure such default, Landlord shall be obligated to cure the same. As used solely in this Paragraph 26.1, (1) “Material Default” means a default by Tenant under this Lease that (i) would require the expenditure of an amount greater than the then-current amount of monthly Base Rent to cure, or (ii) is a default by Tenant of its obligation to pay Base Rent or Project Expenses under this Lease, and (2) “Bankruptcy Default” means (i) the filing of an involuntary bankruptcy petition against Tenant or any legal action is commenced against Tenant which would constitute a default under Paragraph 21 of the Lease if not dismissed or vacated or (ii) a default by Tenant under Paragraph 21 of this Lease (including, without limitation, the filing of a voluntary bankruptcy petition by Tenant).

26.2 As security for the payment and performance of all amounts and obligations of Tenant and Guarantor due Landlord hereunder, Tenant hereby grants to Landlord a security interest in all of Tenant’s right title, and interest in and to all property acquired by Tenant or otherwise attached, present or fixed at the Property in respect of or with the use of any Tenant Improvement Costs and any proceeds, products, and books and records in respect thereof. Tenant agrees that Landlord may file a fixture filing or a UCC-1 financing statement reasonably describing the collateral to perfect the Landlord’s security interest in the Collateral. Tenant acknowledges that the Tenant Improvement Costs may constitute future advances and financial accommodations and this Lease may secure payment and performance of the same.

27.	RULES AND REGULATIONS

Tenant shall comply with all reasonable and nondiscriminatory rules and regulations now or hereinafter adopted by Landlord during the existence of this Lease, both in regard to the Property, the Buildings as a whole and to the Property herein leased. In the event of any inconsistency between the provisions of this Lease and the provisions of any such rules and regulations, the provisions of this Lease shall control.

28.	NOTICE

Any notice, request, demand, instruction or other document or communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, email, or sent by a nationally recognized overnight courier or by U.S. Mail, first class, addressed as follows:

TO LANDLORD:	c/o 10701 Idaho Owner, LLC
600 California Street, Suite 1100
San Francisco, CA 94014
Attention: Sam Hooker
Email: shooker@oceanwestcp.com

And to:

Maritime Management, LLC
One Maritime Plaza, Suite 2100
San Francisco, California 94111
Attention: Nicholas Carbone
Email: ncarbone@faralloncapital.com

with a copy to:	Holland & Knight LLP
1801 California Street, Suite 5000
Denver, CO 80202
Attention: Keith N. Sambur
Email: keith.sambur@hklaw.com

TO TENANT:	Faraday&Future Inc.
18455 S. Figueroa St.
Gardena, CA 90248
Attention: Jonathan Maroko, CFO
Email: jonathan.maroko@ff.com

with a copy to:	Faraday&Future Inc.
18455 S. Figueroa St.
Gardena, CA 90248
Attention: Legal
Email: Legal@ff.com

Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. P.S.T.; provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

29.	ASSIGNMENT AND SUBLETTING

29.1 No Assignment. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Property or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Property to be occupied by anyone other than Tenant (including Tenant’s employees, affiliates, agents, contractors and invitees) or sublet the Property (collectively, “Sublease”) or any portion thereof without Landlord’s prior written consent in its sole and absolute discretion in each instance, provided that Landlord’s consent may not be unreasonably withheld, conditioned or delayed by Landlord with respect to (i) an Assignment to an assignee that is a public reporting company with a market-capitalization of such assignee and its guarantor (if applicable) (as reasonably determined by Landlord) of not less than the greater of (a) the market-capitalization (as reasonably determined by Landlord) of Guarantor and Tenant (but without duplication) as of the date of the request for an Assignment (provided, that Tenant shall be obligated to provide Landlord with evidence, on the date prior to the Assignment, that the foregoing test is satisfied), and (b) One Hundred Million and No/100 Dollars ($100,000,000.00), or (ii) an Assignment to an assignee that is not a public reporting company with an aggregate tangible net worth of such assignee and its guarantor (if applicable) (as determined by Landlord in accordance with GAAP) of not less than the greater of (a) the aggregate tangible net worth (as determined by Landlord in accordance with GAAP) of Guarantor and Tenant (but without duplication) as of the date of the request for an Assignment (provided, that Tenant shall be obligated to provide Landlord with evidence, on the date prior to the Assignment, that the foregoing test is satisfied), and (b) One Hundred Million and No/100 Dollars ($100,000,000.00). Notwithstanding the foregoing, Tenant may engage in the following transfers (each, a “Permitted Transfer” and any such transferee a “Permitted Transferee”): (i) an Assignment, Sublease or other transfer to a direct or indirect wholly-owned subsidiary of Guarantor (so long as Guarantor reaffirms its guaranty), (ii) a transfer of a majority of the interests in the capital stock of Tenant (whether direct or indirect), (iii) a purchase, merger, consolidation or reorganization of Tenant (other than a reorganization following, effectuated under or in connection with a proceeding that would otherwise constitute a breach of Paragraph 21 hereof), or (iv) a sale of all or substantially all of Tenant’s assets, provided, however, that in each case, Tenant shall be required to provide Landlord prompt written notice of the foregoing.

29.2 No Relief of Obligations. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant of the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 29 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent by Landlord to such Assignment or Sublease.

30.	ATTORNEYS’ FEES

In the event of any legal or equitable action arising out of this Lease, the prevailing party shall be entitled to recover all reasonable fees, costs and expenses, together with reasonable attorneys’ fees incurred in connection with such action. The fees, costs and expenses so recovered shall include those incurred in prosecuting or defending any appeal. The prevailing party shall also be entitled to reasonable attorneys’ fees incurred to collect or enforce any judgment.

31.	JUDGMENT COSTS

31.1 Landlord. Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding the Property by license of Tenant, or for foreclosure of any lien for labor or material furnished to or for Tenant, or any such person, or otherwise arising out of or resulting from any act or transaction of Tenant, or of any such person, Tenant covenants to pay to Landlord, the amount of any judgment rendered against Landlord or the Property or any part thereof, and all reasonable costs and expenses, including reasonable out-of-pocket attorneys’ fees incurred by Landlord in connection with such litigation.

31.2 Tenant. Should Tenant, without fault on Tenant’s part, be made a party to any litigation instituted by or against Landlord, or by or against any person holding the Property by license of Landlord, or for foreclosure of any lien for labor or material furnished to or for Landlord, or any such person, or otherwise arising out of or resulting from any act or transaction of Landlord, or of any such person, Landlord covenants to pay to Tenant, the amount of any judgment rendered against Tenant or the Property or any part thereof, and all reasonable costs and expenses, including reasonable out-of-pocket attorney’s fees incurred by Tenant in connection with such litigation.

32.	BROKERS

Tenant represents and warrants to Landlord that, other than RDO Investments, Tenant has not engaged or been represented by any real estate broker in connection with this Lease. Landlord represents and warrants to Tenant that, other than Jennifer Stein Real Estate, Inc., in association with Bear Real Estate Advisors, Landlord has not engaged or been represented by any real estate broker in connection with this Lease. Each of Tenant and Landlord shall indemnify and hold the other harmless from and against any brokerage fee, broker’s commission or finder’s fee which may be claimed by any person or broker with respect to this transaction as a result of its breach of the foregoing representation. Each party shall be responsible for payment for its respective broker pursuant to a separate written agreement.

33.	SUBORDINATION OF LEASE

Subject to Tenant’s receipt of an SNDA (as hereinafter defined), this Lease shall be subject and subordinate to any mortgages which may now or hereafter be placed upon or affect the Property or Buildings, and to all renewals, modifications, consolidations, replacements and extensions hereof, provided that the holder(s) of such mortgage(s) shall agree in writing not to disturb the possession of the Property by Tenant or the rights of Tenant under this Lease and shall recognize Tenant’s Purchase Option, ROFO, rent abatement rights, SD Application rights, and rights to Tenant Improvement Costs, so long as there is no Event of Default occurring and then continuing and, in the event of foreclosure, Tenant agrees to look solely to the mortgagee’s interest in the Property for the payment and discharge of any obligations imposed upon the mortgagee or Landlord under this Lease, and otherwise on commercially reasonable terms (“SNDA”). In the event that a Successor Landlord (as hereinafter defined) takes title to the Property, (i) Successor Landlord shall be bound to Tenant under all of the terms and conditions of this Lease, (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under this Lease, and (iii) this Lease shall continue in full force and effect, in accordance with its terms, as a direct lease between Successor Landlord and Tenant. For purposes of this Paragraph 33, “Successor Landlord” shall mean any party that becomes owner of the Property as the result of a (i) foreclosure under any mortgage or deed of trust; (ii) any other exercise by a lender of rights and remedies (whether under any security instrument or under applicable law, including bankruptcy law) as a result of which such lender becomes owner of the Property; or (iii) delivery by Landlord to any lender (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.

34.	OPTION TO EXTEND

34.1 Extension Option. Landlord hereby grants to Tenant one (1) option to extend (“Option to Extend”) the Term of this Lease for an additional five (5) year term (“Option Term”), upon each and all of the terms and conditions of this Lease as amended below; provided, however, that no Event of Default has occurred and is then continuing hereunder on the date of exercise of the Option to Extend. Tenant shall (a) give to Landlord written notice (“Extension Notice”) on or prior to twelve (12) months before expiration of the then current Term of the exercise of the Option to Extend for an Option Term, time being of the essence, and (b) simultaneously with the Extension Notice, pay to Landlord an amount equal to Twelve Million and No/100 Dollars ($12,000,000.00) (the “Extension Payment”). If Tenant fails to make the Extension Payment, Tenant will be deemed to have failed to give an Extension Notice. The Term, as defined in Paragraph 2 hereof, shall also include the Option to Extend properly exercised hereunder. If notice of exercise of any Option to Extend is not timely given, Tenant may not give another notice of exercise of an Option to Extend, and Tenant shall have no right to extend the Term. The rent for the each Option Term shall consist of Base Rent, Project Expenses pursuant to Paragraph 5, and any other charges under this Lease. Base Rent during the first (1st) Lease Year of the Option Term shall equal the greater of (a) the Fair Market Rental Rate and (b) one hundred three percent (103%) of the Base Rent applicable during the immediately preceding Lease Year. The Base Rent during the Option Term shall increase by three percent (3%) each Lease Year. The Option to Extend is personal to Tenant (except to any assignee approved in writing by Lender, or to any Permitted Transferee) and may not be assigned without Landlord’s written consent which may be withheld in its sole discretion.

34.2 Fair Market Rental Rate. “Fair Market Rental Rate” shall be the dollar amount per square foot, projected during the Option Term that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable industrial buildings located in the counties of King, Stanislaus, Tulare, Kern and San Joaquin, CA (the “Comparison Area”) would accept, in an arm’s length transaction, for space of comparable size, quality, condition and use of the Property, taking into account the age, quality and layout of the existing improvements in the Property, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar properties.

34.3 Determination of Fair Market Rental Rate. Landlord shall provide written notice of Landlord’s determination of the Fair Market Rental Rate (“Landlord Rent Notice”) not later than thirty (30) days following Landlord’s receipt of Tenant’s Extension Notice. Tenant shall have ten (10) business days after receipt of Landlord’s notice of the fair market rental rate within which to accept or reject such fair market rental rate by delivering written notice (“Tenant Rent Response Notice”) thereof to Landlord. The last day of such 10-business day period shall be referred herein as the “Objection Date”. Tenant’s failure to deliver the Tenant Rent Response Notice on or before the Objection Date shall be deemed to constitute Tenant’s acceptance of the Fair Market Rental Rate set forth in the Landlord Rent Notice. If Tenant timely objects in the Tenant Rent Response Notice to Landlord’s Fair Market Rental Rate, Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following the delivery of the Tenant Rent Response Notice (“Outside Agreement Date”), then Tenant shall make its separate determination of the Fair Market Rental Rate which shall be submitted to Landlord and the parties shall submit to arbitration as follows:

A. Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the vicinity of the Property, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted fair market rental rate is the closest to the actual fair market rental rate as determined by the arbitrators, taking into account the requirements of Paragraph 34.2 above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of the Fair Market Rental Rate and shall not be entitled to make a compromise determination).

B. The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

C. The three (3) arbitrators shall within fifteen (15) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is the closest to the actual Fair Market Rental Rate, taking into account the requirements of Paragraph 34.2 above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of the Fair Market Rental Rate and shall not be entitled to make a compromise determination).

D. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

E. If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

F. If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Paragraph 34.

G. Landlord and Tenant shall each be responsible for the cost of the arbitrator that they each individually appoint. The cost of the third arbitrator shall be paid by the party whose submitted Fair Market Rental Rate is not selected by a majority of the arbitrators pursuant to this Paragraph 34 above.

35.	ESTOPPEL CERTIFICATES

35.1 Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior request by Landlord, execute, acknowledge and deliver to Landlord, or to such other persons who may be designated in such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the rent and any other charges have been paid in advance, and such other items requested by Landlord, including without limitation, the lease commencement date and expiration date, rent amounts, and that no defaults, offsets or counterclaims are present. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective lender, purchaser or encumbrancer (including assignee) of the Property. Landlord shall, not more than once per calendar month, deliver to Tenant a statement in writing (which may come in email form) stating Landlord’s best estimate of the Purchase Price (as defined in Paragraph 38.2 below).

35.2 Financial Statements. If Landlord desires to finance, refinance, or sell the Buildings, or the Property, or any part thereof, Tenant shall deliver to Landlord, or to such potential lender or purchaser designated by Landlord, within fifteen (15) days after Landlord’s request (but in no event more than two times per calendar year), such available financial information regarding Tenant which Tenant then has in its possession or control, as may reasonably be required to establish Tenant’s creditworthiness. All financial information provided by Tenant to Landlord or any lender or potential purchaser shall be held by the recipient in strict confidence, using the same degree of care that Landlord uses to protect its own confidential information, but in no event using a standard less than reasonable care, and may not be used or disclosed by the recipient except for the purpose of determining Tenant’s creditworthiness in connection with Tenant’s obligations under this Lease. For the avoidance of doubt, Tenant shall be deemed to have satisfied all the requirements of this Paragraph 35.2 so long as either Tenant or Guarantor is a public reporting company and has timely made all required financial disclosures.

36.	SHORT FORM OF LEASE

Tenant and Landlord agree to execute, deliver and acknowledge, concurrently with the execution of this Lease, a short form of this Lease, provided that such short form of Lease accurately reflects the terms of this Lease (including, but not limited to, the Purchase Option and the ROFO), and Tenant and Landlord shall record such short form in the County where the Property is located.

37.	SIGNS

Tenant may install reasonable exterior signs on the Property in compliance with all applicable laws and regulations, at Tenant’s sole expense. The installation of any sign on the Property by or for Tenant shall be subject to the provisions of Paragraph 23. Tenant shall maintain any such signs installed on the Property.

38.	OPTION TO PURCHASE PROPERTY

38.1 Purchase Option.

At any time following two (2) years from the Commencement Date, Tenant shall have the right to exercise an option to purchase the Property and related personal property (including all Tenant Improvements) (“Purchase Option”) for an amount equal to the Purchase Price (as defined in Paragraph 38.2). Tenant’s purchase of the Property shall be upon and subject to the terms as set forth in this Paragraph 38 and subject to such other reasonable terms agreed to between Landlord and Tenant. The Purchase Option shall be exercised by Tenant, if at all, in the following manner: (i) provided that no Event of Default has occurred and is then continuing hereunder on the delivery date of the Purchase Option Notice (as defined below), and (ii) Tenant shall deliver to Landlord: (a) written notice (“Purchase Option Notice”) stating that Tenant desires to exercise the Purchase Option, and (b) concurrently with delivery of the Purchase Option Notice, Tenant shall deliver an earnest money deposit of $500,000 (the “Deposit”), which Tenant shall place into escrow with an Escrow Holder (defined in Paragraph 38.4 below). Thereafter, Tenant (as “Buyer”) and Landlord (as “Seller”) shall enter into a purchase and sale agreement in form substantially similar to the purchase agreement set forth in Exhibit E attached hereto and made a part hereof (“Purchase Agreement”). With respect to the Purchase Option, the close of escrow (“Closing”) shall occur no later than forty-five days following the Purchase Option Notice. Until the sale of the Property closes, this Lease shall remain in full force and effect according to the terms hereof. Upon Closing, this Lease shall automatically terminate without any further action by the parties. The rights granted in this Paragraph 38 and the Purchase Option are assignable by Tenant (provided that entering into a transaction with the proposed assignee is cannot be expected to expose Landlord to a violation of applicable law). Tenant’s failure to deliver the Purchase Option Notice on or before the last day of the Lease Term shall be deemed to constitute Tenant’s election not to exercise the Purchase Option. In no event, shall the Closing occur following the end of the Lease Term. The Purchase Option shall remain in full force and effect in the event of any foreclosure, any sale in connection with any foreclosure, or any similar remedy exercised by any lender or mortgagee of Landlord, or in the event of any sale or transfer of the Property by Landlord.

38.2 Purchase of the Property.

The purchase price of the Property (“Purchase Price”) shall mean an amount equal to the greater of: (X) the amount that would result in the Required IRR (as hereinafter defined), and (Y) an amount equal to one hundred and fifty percent (150%) of the Lease Consideration (as hereinafter defined). Notwithstanding the foregoing, if Tenant has timely and properly exercised its Extension Option pursuant to Paragraph 34 prior to its exercise of the Purchase Option, the Purchase Price shall be reduced by an amount equal to the Extension Payment paid to Landlord by Tenant.

38.3 Definitions. As used herein:

A. “Internal Rate of Return” means, as of any date, the discount rate, using semi-annual compounding, at which the net present value of the Lease Consideration provided by Landlord, and all applicable payments received by Landlord from Tenant (including without limitation, all Rent and the Purchase Price), equals zero. Each applicable item of Lease Consideration from Landlord shall be an “outflow” as of the date such item of Lease Consideration was provided and each applicable payment actually made from the Tenant to Landlord shall be an “inflow” as of the date such distribution or payment is received in good funds by Landlord. Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365 or 366 day year, as the case may be. For the avoidance of doubt, it is acknowledged that Landlord will not have received a positive Internal Rate of Return until such time as the aggregate applicable payments actually received by Landlord from the Tenant exceed the aggregate applicable Lease Consideration provided by Landlord. The Internal Rate of Return for Landlord shall be calculated by Landlord in good faith in a manner consistent with this Lease and using the latest version of Microsoft Excel electronic spreadsheet XIRR Financial Function (or an equivalent program used by Landlord or its Affiliates generally with respect to their real estate investments), and such calculation shall be conclusive absent manifest error. It is acknowledged that the XIRR function generates an effective annual rate; thus, if the stated annual target IRR is r, compounded semi-annually, then the monthly target IRR is r/2, compounded semi-annually, and the target IRR rate that must be achieved under the XIRR calculation is the effective annual rate, namely (1 + r/2)^2-1. Amounts paid by Tenant on account of late payment fees pursuant to Paragraph 3.3 or expenditures incurred by Landlord and charges therein in accordance with Paragraph 22C. shall not be taken into account as outflows or inflows in calculating Internal Rate of Return.

B. “Lease Consideration” means an amount equal to the sum of: (A) $23,500,000 (base purchase price of Property) plus $45,000 plus $625,000 plus $754,974.71 (abatement value) or the purchase price for the Property paid by the then applicable Landlord, plus (B) the amount of all Tenant Improvement Costs actually funded by Landlord (or by the then applicable Landlord) at the time of the exercise of the Purchase Option (but without duplication for the amount of any Tenant Improvement Costs reflected in the purchase price for the Property by any subsequent Landlord), plus (C) all remaining amounts then due and payable by Tenant under this Lease at the time of the exercise of the Purchase Option, plus (D) all amounts expended by Landlord (or any subsequent Landlord, as applicable) on account of any default or failure by Tenant to perform any obligations under this Lease which have not been repaid by Tenant in accordance with Paragraph 22C. (regardless of whether Landlord has waived Tenant’s repayment obligation), plus (E) all amounts paid by Landlord upon acquisition of the Property (including amounts funded for Tenant’s benefit, the Security Deposit, and all other closing costs of Landlord or Tenant paid by Landlord) as shown on the settlement statement for the acquisition of the Property or as otherwise agreed upon by Tenant and Landlord in writing within ten (10) Business Days of the date hereof.

C. “Required IRR” shall mean an Internal Rate of Return equal to twenty percent (20%) per annum.

38.4 Escrow and Closing Procedure. Escrow will be opened with First American Title Company, Los Angeles (“Escrow Holder”). The Deposit shall be held by Escrow Holder in an interest-bearing account insured by the federal government in an institution as directed by Landlord. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Landlord and credited against the Purchase Price. If the purchase and sale of the Property is not consummated because of any reason except solely for a default under this Lease on the part of Buyer, then the Deposit (but no interest accrued thereon) shall be immediately refunded to Buyer. If the purchase and sale of the Property is not consummated solely because of a default by Buyer under the purchase and sale agreement, then the Deposit plus all interest accrued thereon shall be paid to and retained by Seller and, to the extent that the forfeiture of such Deposit is insufficient to compensate Seller for any reasonable out of pocket costs and expenses incurred in connection with the proposed purchase, Buyer shall indemnify Seller for the same. Buyer shall deposit the balance of the Purchase Price in cash with Escrow Holder at least two (2) business days prior to the Closing. Buyer and Seller shall execute a purchase and sale agreement within a timely manner, as time is of the essence.

38.4.1. Title to the Property will be conveyed to Buyer by grant deed on close of escrow subject to matters of title approved by Buyer. Title shall be conveyed subject to no monetary liens except for the payment of non-delinquent real property taxes. Title insurance shall be provided by First American Title Company, Los Angeles. All closing costs, transfer taxes, title insurance policy costs, commissions, recording fees and the like shall be paid by Buyer.

38.4.2. Buyer is purchasing property “AS-IS”. Any investigation of the Property prior to the exercise of the Purchase Option will be conducted at Buyer’s sole expense. Buyer may request prior to Buyer’s exercise of the Purchase Option but Seller shall not be obligated to provide to Buyer until after Seller’s receipt of Buyer’s Purchase Option Notice, and to the extent in Seller’s possession, the following: one (1) set of copies of documents relating to the Property, including any maintenance records, prior soils and engineering reports, Certificate of Occupancy, final inspection card, and property improvement plans to the extent any such documents are in Seller’s possession. If Landlord delivers any such reports or Property information, it shall be without any representation or warranty by Landlord as to accuracy or completeness. Buyer shall indemnify Seller and its agents, etc. from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred, suffered by, or claimed against the Seller, etc. or any of them, by reason of any reliance on any information contained in the reports, damage to the Property or injury to persons caused by Buyer and/or its agents, representatives or consultants in investigating the Property. The foregoing provisions shall survive the Closing or any termination of the purchase and sale agreement.

38.4.3. The parties shall represent and warrant that neither party has incurred any obligations for each real estate broker’s commissions, finder’s fees or any similar fees in connection with the transaction contemplated by the sale of the Property except for a commission, if any, due pursuant to a separate commission agreement. If any person asserts a claim for commission or finder’s fee based upon any contact or dealings with Buyer or Seller, the party through whom that person makes his claim will indemnify, hold harmless and defend that other party from such claim and all expenses, including reasonable attorneys’ fees, incurred by the other party in defending the claim.

38.4.4. The parties agree to cooperate with each other in accomplishing a tax-deferred exchange for either party under Section 1031 of the Internal Revenue Code, which shall include the signing of reasonably necessary exchange documents; provided, however, that (i) neither party shall incur any additional liability or financial obligations as a consequence of such exchange, (ii) such exchange shall not delay the Closing, and (iii) neither party shall be required to take title to any property as part of an exchange other than Buyer receiving title to the subject property herein.

39.	RIGHT OF FIRST OFFER

39.1 ROFO Purchase. Tenant shall have a right of first offer to purchase the Property from Landlord (“ROFO”), upon the terms and conditions in this Paragraph 39.1. In the event that, Landlord intends to sell the Property, Landlord shall deliver a written notice to Tenant (“Sale Initiation Notice”), which shall set forth the price at which Landlord desires to sell the Property. Tenant shall have the right to exercise its ROFO by performing both of the following: (i) Tenant shall provide Landlord with written notice (“ROFO Acceptance Notice”), no later than ten (10) business days after Tenant’s receipt of the Sale Initiation Notice, indicating that Tenant agrees to purchase the Property at the price and pursuant to all the terms set forth in the Sale Initiation Notice; and (ii) Tenant and Landlord shall negotiate in good faith to enter into a Purchase Agreement within thirty (30) days after the delivery of the ROFO Acceptance Notice, which Purchase Agreement shall be generally on the terms and conditions set forth in Paragraph 38, as applicable and modified to reflect the terms of the Sale Initiation Notice. The Purchase Agreement shall describe the purchase price, the deposit, contingencies and contingency periods, and the other terms and conditions applicable to Tenant’s purchase of the Property (as described in the Sale Initiation Notice or as otherwise agreed to between Landlord and Tenant). Time is of the essence with regard to Tenant’s obligations hereunder. Accordingly, if Landlord does not timely receive the ROFO Acceptance Notice or the Purchase Agreement within the applicable time periods set forth herein, then Landlord shall have the right to sell the Property provided that (i) such sale is to a third party unaffiliated with Landlord, (ii) such sale is consummated within twelve (12) months after the outside date that Tenant fails to send the ROFO Acceptance Notice or fails to enter into the Purchase Agreement, and (iii) such sale is for a purchase price (taking into account both cash and non-cash consideration) no less than ninety-five (95%) of the price offered to Tenant in the Sale Initiation Notice. Tenant shall not have the right to exercise its ROFO if an Event of Default has occurred and is then continuing hereunder on the date of such exercise. The ROFO is personal to Tenant (and to any assignee approved in writing by Lender, or to any Permitted Transferee) and may not be assigned without Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed following identification of the proposed assignee so long as entering into a transaction with the proposed assignee could not reasonably be expected to expose Landlord to a violation of applicable law). The ROFO shall not apply in the event of any foreclosure, any sale in connection with any foreclosure, or any similar remedy exercised by any lender or mortgagee of Landlord, or in the event of any sale or transfer of the Property to an affiliate of Landlord.

40.	FORCE MAJEURE

In discharging its duties and obligations hereunder (other than monetary obligations), Landlord and Tenant shall be held to a standard of reasonableness and shall not be liable to the other party for matters outside its control, including, but not limited to, acts of God, civil riot, war, strikes, labor unrest, pandemics or other public health emergencies, or shortage of material (“Force Majeure Event”), provided that such party provides prompt written notice to the other party in the event it becomes aware of any Force Majeure Event and works in good faith to cure such Force Majeure Event to the extent reasonably possible. Landlord or Tenant (as applicable) shall also be required to promptly resume performance upon the cessation of any Force Majeure Event, and provided that with respect to any of Tenant’s duties and obligations hereunder (other than monetary obligations), this provision shall not excuse such duty or obligation for more than ninety (90) days. In no event shall either party be liable to the other for incidental damages, including, but not limited to, loss of business or business interruption.

41.	GENERAL PROVISIONS

41.1 Waiver of Jury Trial; Governing Law; Venue. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY TO THIS LEASE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS LEASE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT VENUE SHALL BE PROPER IN ANY STATE OR FEDERAL COURT LOCATED WITHIN, OR HAVING JURISDICTION OVER, KINGS COUNTY, CALIFORNIA.

41.2 Waiver. The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, condition or covenant of this Lease.

41.3 Remedies Cumulative. It is understood and agreed that the remedies herein given to each party shall be cumulative, and the exercise of any one remedy of a party shall not be to the exclusion of any other remedy.

41.4 Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; if Landlord or Tenant is comprised of multiple parties, each of such parties hereto shall be jointly and severally liable hereunder.

41.5 No Personal Liability. No individual member, manager, manager of a member, partner, shareholder, director, officer, employee, trustee, investment advisor, consultant or agent of Landlord or Tenant, respectively, or individual member of a joint venture, tenancy in common, firm, limited liability company or partnership (general or limited), which constitutes Landlord or Tenant, respectively, or any successor interest thereof, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease. Tenant shall look solely to the equity of Landlord in the Property or to the proceeds on any insurance policy that Landlord holds with respect to the Property and to no other assets of Landlord for the satisfaction of any remedies of Tenant in the event of any breach by Landlord. It is mutually agreed by Tenant and Landlord that this paragraph is and shall be deemed to be a material and integral part of this Lease. All obligations of Landlord shall be binding upon Landlord only during the period of Landlord’s ownership of the Property and not thereafter.

41.6 Entire Agreement. This Lease, the Work Letter, the schedules and exhibits referred to herein and therein, and any addendum executed concurrently herewith, are the final, complete and exclusive agreement between the parties and cover in full each and every agreement of every kind or nature, whatsoever, concerning the Property and all preliminary negotiations and agreements of whatsoever kind or nature, are merged herein. Landlord has made no representations or promises whatsoever with respect to the Property, except those contained herein, and no other person, firm or corporation has at any time had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant expressly agrees that if any such representations or promises have been made by others, Tenant hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding. Unless otherwise provided herein, no supplement, modification, or amendment of this Lease shall be binding unless executed in writing by the parties.

41.7 Captions. The captions of paragraphs of this Lease are for convenience only, and do not in any way limit or amplify the terms and provisions of this Lease.

41.8 Partial Invalidity. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

41.9 Authority. The person(s) executing this Lease warrants that he or she has the authority to execute this Lease and has obtained or has the requisite corporate or other authority to do the same.

41.10 Approvals. Any consent or approval required hereunder shall not be unreasonably withheld, conditioned or delayed by the party from whom such consent or approval is requested unless this Lease expressly provides otherwise.

41.11 Counterparts and Electronic Signatures. This Lease may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Lease. The parties shall be entitled to sign and transmit an electronic signature of this Lease (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein. Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Lease upon request.

41.12 Intentionally Omitted.

41.13 OFAC Certification. Tenant represents and warrants to Landlord that neither Tenant nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Tenant, and Landlord represents and warrants to Tenant that neither Landlord nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Landlord: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Federal Register 49079 (September 25, 2001) or (b) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

41.14 Certified Access Specialist (CASp). Landlord states that the Property has not been inspected by a Certified Access Specialist (CASp). Pursuant to California Civil Code Section 1983, “a Certified Access Specialist” (“CASp”) can inspect the Property and determine whether the Property complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Property, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Property for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Property.

[Signatures contained on the following page]

In WITNESS WHEREOF, the parties hereto have executed this Lease Agreement in duplicate as of the day and year first above written.

LANDLORD:

10701 IDAHO OWNER, LLC,
a Delaware limited liability company

By:	Hanford REIT Associates, LLC,
a Delaware limited liability company
its sole member

By:	Hanford REIT Investors, LLC,
a Delaware limited liability company
its managing member

By:	Maritime Management, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ Richard B. Fried
Name:	Richard B. Fried
Title:	Authorized Signatory

[Signature Pages Continue on Next Page]

S-1

TENANT:

FARADAY&FUTURE INC.,

a California corporation

By:	/s/ Matthias Aydt
	Name:	Matthias Aydt
	Title:	Executive Chairperson

S-2

EXHIBIT “A”

PROPERTY

The Land referred to herein below is situated in the City of Hanford, County of Kings, State of California, and is described as follows:

PARCEL 2 OF PARCEL MAP, IN THE CITY OF HANFORD, COUNTY OF KINGS, STATE OF CALIFORNIA, ACCORDING TO THE MAP THEREOF RECORDED DECEMBER 13, 2006 IN BOOK 18, PAGE 32 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM 1/2 OF ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES IN, UPON OR UNDER SAID LAND, AS RESERVED IN THE DEED FROM JOHN A. BENNINGER, ADMINISTRATION, DATED DECEMBER 17, 1943 AND RECORDED DECEMBER 21, 1943 IN BOOK 299, PAGE 162 OF OFFICIAL RECORDS, SUBJECT TO THE RESTRICTIONS AND PROVISIONS AGAINST SURFACE AND SUBSURFACE USE BY THE THEN OWNERS THEREOF WHICH ARE CONTAINED IN THOSE CERTAIN QUITCLAIM DEEDS FROM SAID OWNERS RECORDED MAY 18, 1960 IN BOOK 759 AT PAGE 249 OF OFFICIAL RECORDS AND JUNE 10, 1960 IN BOOK 760 AT PAGE 324 OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM AN UNDIVIDED 1/2 INTEREST IN AND TO ALL OIL, GAS AND OTHER HYDROCARBONS AND MINERALS NOW OR AT ANY TIME HEREAFTER SITUATE THEREIN AND THEREUNDER AS CONVEYED TO THE CAPITAL COMPANY, A CORPORATION, ITS SUCCESSORS AND/OR ASSIGNS, BY DEED RECORDED JUNE 10, 1960 IN BOOK 760 AT PAGE 322 OF OFFICIAL RECORDS, SUBJECT TO THE RESTRICTIONS AND PROVISIONS AGAINST SURFACE AND SUBSURFACE USE BY SAID CAPITAL COMPANY, ITS SUCCESSORS AND/OR ASSIGNS, WHICH ARE CONTAINED IN SAID DEED.

ALSO EXCEPTING FROM PARCEL 1, AN UNDIVIDED ONE-EIGHTH INTEREST IN AND TO ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AS CONVEYED TO AL C. BOINDIGER, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-HALF INTEREST, ANDREW FROWSING, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-QUARTER INTEREST, AND RICHARD FROWSING, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-QUARTER INTEREST AS CONVEYED IN GRANT DEED RECORDED MAY 19, 1997 AS INSTRUMENT NO. 9709501, OFFICIAL RECORDS.

APN 028-030-046-000

Exhibit A-1

EXHIBIT “B”

WORK LETTER

This exhibit (this “Work Letter”) sets forth the terms and conditions relating to the construction of the tenant improvements on the Property described in Paragraph 26 of the Lease. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements on the Property, in sequence, as such issues will arise during the actual construction of the Tenant Improvements Property. All references in this Work Letter to Articles, Sections, or Paragraphs of the “Lease” shall mean the relevant portion of the Lease Agreement to which this Work Letter is attached as Exhibit “B” and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of this Work Letter.

1.	Tenant Improvements.

1.1	Tenant shall have the right, subject to the terms and conditions of this Work Letter, to install certain “Tenant Improvements” on the Property.

1.2	The term “Tenant Improvements” shall mean all of the improvements, fixtures and equipment to be constructed or installed by Tenant pursuant to the Space Plan and the Tenant Work Plans (as defined below). The Tenant Improvements are divided into the “Category 1 Improvements” and the “Category 2 Improvements”, as each are outlined on Schedule 1 below. The Category 1 Improvements, together with the roof work designated in the Category 2 Improvements, shall together be the “Phase I Improvements”. The City Offsite Improvements designated in the Category 2 Improvements shall be the “Phase II Improvements”.

1.3	The term “Tenant Work” shall mean all work to be performed in connection with the construction and installation of the Tenant Improvements.

1.4	The term “Tenant’s Design Professionals” shall mean such California licensed architect or engineer as Tenant shall engage to prepare the Tenant Work Plans and such other architects and engineers as shall be directly or indirectly engaged by Tenant in connection with the Tenant Improvements.

1.5	All capitalized terms used and not otherwise defined in this Work Letter, but defined in the Lease, shall have the meanings set forth in the Lease.

2.	Tenant Work.

2.1	Right to Construct. Tenant shall have the right to construct the Tenant Improvements on and subject to the terms and conditions stated in this Work Letter.

2.2	Approval of Plans and Specifications.

2.2.1	Prior to full execution of this Lease by both Landlord and Tenant, Tenant has prepared and Landlord has approved tenant work plans for the Phase I Improvements (“Phase I Tenant Work Plans”) for the construction and installation of the Category 1 Improvements and a portion of the Category 2 Improvements based upon the Space Plan. Tenant shall prepare tenant work plans for the remaining Category 2 Improvements (the “Phase II Tenant Work Plans”, and together with the Phase I Tenant Work Plans, the “Tenant Work Plans”). The Phase II Tenant Work Plans shall include architectural, mechanical and electrical construction drawings for the Phase II Tenant Work. The Phase II Tenant Work Plans shall: (1) include preliminary locations and dimensions; (2) contain sufficient content and detail for use to obtain any required building permits and preparation of “shop drawings” (if applicable); and (3) show all items of such work in reasonable detail (collectively, the “Tenant Building Plan Requirements”). The Phase II Tenant Work Plans shall be prepared by Tenant’s Design Professionals at Tenant’s sole cost and expense.

Exhibit B-1

2.2.2	Landlord shall have fifteen (15) business days from its receipt of the Phase II Tenant Work Plans to approve or disapprove the Phase II Tenant Work Plans so submitted to Landlord, and to notify Tenant of its reasons for withholding approval. If Landlord disapproves the Phase II Tenant Work Plans, Landlord shall deliver to Tenant, concurrently with its notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions which Landlord proposes to remedy the matter (it being understood that Landlord shall not be required to propose any such specific revisions). If Landlord fails to respond to Tenant within such fifteen (15) business day period in accordance with this Section 2.2.2, the Phase II Tenant Work Plans shall be deemed approved by Landlord.

2.2.3	Provided that the Tenant Work Plans submitted to Landlord conform to the Tenant Building Plan Requirements, Landlord will not unreasonably withhold its approval of the Phase II Tenant Work Plans.

2.2.4	If Landlord disapproves of the Phase II Tenant Work Plans and requests any specific revisions to the Phase II Tenant Work Plans, Tenant shall make such changes and shall submit the revised Phase II Tenant Work Plans to Landlord. If Landlord fails to respond to Tenant within five (5) business days, the revised Phase II Tenant Work Plans shall be deemed approved by Landlord.

2.2.5	The procedure provided for in Sections 2.2.1 through 2.2.4 above shall be repeated for each revised and resubmitted version of the Phase II Tenant Work Plans until Landlord shall have approved (or be deemed to have approved) the Phase II Tenant Work Plans.

2.3	Tenant Work. Tenant shall perform the Tenant Work at its sole cost and expense (subject to reimbursement as set forth in Section 8 below) and in accordance with Tenant Work Plans approved by Landlord and the requirements of this Work Letter. Tenant shall not construct or install any portion of the Tenant Improvements until Landlord shall have approved the Tenant Work Plans for such portion thereof. Tenant shall prosecute all Tenant Work with commercially reasonable diligence.

2.4	Invoices. Tenant shall request that each Tenant Contractor provide a contemporaneous invoice to Landlord at the time each Tenant Contractor provides an invoice to Tenant.

2.5	Insurance Requirements. No contractor and/or subcontractor of Tenant performing the Tenant Work (“Tenant Contractor”) shall commence performance of Tenant Work unless Tenant and such Tenant Contractor shall have submitted to Landlord certificates of insurance demonstrating compliance with the requirement of Section 7 of this Work Letter.

2.6	Governmental Approvals. Tenant shall not perform any portion of the Tenant Work for which any permits, licenses or other approvals by any governmental authority (each a “Governmental Approval”) is required to be obtained prior to the performance thereof unless Tenant shall have obtained (and furnished Landlord with a copy of) such Governmental Approval.

2.7	Tenant Work Changes.

2.7.1	The term “Tenant Work Changes” shall mean any change in the Tenant Work Plans for any portion of the Tenant Work (or in any portion of the Tenant Work) after Landlord shall have approved the Tenant Work Plans for such portion of the Tenant Work.

2.7.2	All Tenant Work Changes shall be subject to Landlord’s approval in accordance with Section 2.2 of this Work Letter, except the time period within which Landlord shall respond shall be reduced from fifteen (15) business days to ten (10) business days. If Landlord fails to respond to Tenant within the applicable period in accordance with this Section 2.7.2, the Tenant Work Changes shall be deemed approved by Landlord.

Exhibit B-2

2.8	Improper Work. If Tenant performs any work not reflected on Tenant Work Plans approved by Landlord or a Tenant Work Change not approved by Landlord (any such work being herein called “Improper Work by Tenant”) then Tenant, upon Landlord’s demand, shall remove or correct the same.

2.9	Effect of Landlord’s Approval. Landlord shall have no liability to Tenant or to any third party by virtue of the existence or exercise of its consent or approval rights in this Section 2. Additionally, neither review nor approval by Landlord of any of the Tenant Work Plans shall constitute a representation or warranty by Landlord that such items either (i) are complete or suitable for their intended purpose, (ii) comply with applicable Laws and any insurance requirements, or (iii) conform to the requirements of this Exhibit, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or conformance.

2.10	Landlord Costs and Expenses. Within thirty (30) days of receipt of an invoice from Landlord, Tenant shall pay Landlord all costs and expenses reasonably incurred by Landlord and/or Landlord’s Space Planner in connection with reviewing and approving the Tenant Work Plans and any other submittal pursuant to this Exhibit.

2.11	Protection of Building and Removal of Construction Debris. Tenant will take all commercially reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Work and to properly oversee same. Tenant shall keep the Tenant Improvements and the Property, fire stairs, and adjacent areas free from accumulations of waste materials or rubbish caused by Tenant or Tenant Contractors. Landlord may require daily removal of waste materials and rubbish if required for fire prevention and life safety reasons or applicable Laws, and reserves the right to remove such waste materials and rubbish at the expense of Tenant if Tenant, after written notice of such failure from Landlord, fails to comply with Landlord’s reasonable requirements relating to such removal. At the completion of the Tenant Work, Tenant Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Property and Building.

2.12	Damage by Tenant Contractors. Tenant shall include in any written agreement it enters into with a Tenant Contractor a provision that requires such Tenant Contractor to repair any damage caused by such Tenant Contractor (or any other Tenant Contractors with which such Tenant Contractor has subcontracted) to any portion of the Building or to any property of Landlord or other tenants of the Building in connection with the performance by such Tenant Contractors of the Tenant Work, and Tenant shall use commercially reasonable efforts to cause such Tenant Contractors to repair such damages.

2.13	Accidents. Tenant shall cause Tenant Contractors to take all reasonable safety precautions with respect to the Tenant Work, and to comply with all applicable Laws for the safety of persons or property. Tenant shall report (and shall require Tenant Contractors to report) to Landlord any property damage or injury to any of Tenant’s agents or employees and shall furnish Landlord a copy of any accident report filed with its insurance carrier promptly after its occurrence.

2.14	Mechanics’ Liens. Tenant shall give Landlord written notice in the TI Request (as defined below) of Tenant’s intention to perform any work on the Property which might result in any claim of lien to enable Landlord to post and record a notice of non-responsibility or other notice Landlord deems proper prior to the commencement of any such work. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against the Property against Tenant’s leasehold interest in the Property. If Tenant fails to cause the release of record of any lien(s) filed against the Property or its leasehold estate therein by payment or posting of a proper bond within ten (10) days from the date of the lien filing(s), then Landlord may, at Tenant’s expense, cause such lien(s) to be released by any means Landlord deems proper, including, but not limited to, payment of or defense against the claim giving rise to the lien(s). All sums reasonably disbursed, deposited or incurred by Landlord in connection with the release of the lien(s), including, but not limited to, all costs, expenses and actual attorneys’ fees, shall be due and payable by Tenant to Landlord on demand by Landlord, together with interest thereon at the rate of 10% per annum from the date of such demand until paid by Tenant.

Exhibit B-3

3.	Landlord’s Right of Entry; Governmental Inspections.

3.1	Landlord’s Right of Entry. During the construction of, and upon completion of, the Tenant Work, Landlord and its representatives shall have the right, upon reasonable prior notice to Tenant and at reasonable times, to enter the Property in order to inspect the Tenant Work.

3.2	Governmental Inspections. Tenant shall endeavor to cause any governmental authority required to have issued a Governmental Approval to perform inspections of the Tenant Work, and Tenant shall make available to Landlord copies of all written inspection reports issued relative to the Tenant Work upon request from Landlord.

3.3	Notice of Completion; Delivery of As Built Plans. Promptly after Tenant shall have substantially completed the applicable Tenant Work, Tenant shall notify Landlord of the date of such substantial completion. Tenant shall furnish to Landlord, in both paper and electronic format, at Tenant’s cost, “as built” drawings of the applicable Tenant Work within 90 days after completion of the applicable Tenant Work.

4.	Standards of Performance. All of the Tenant Work shall be done according to the standards set forth in this Section 4.

4.1	Compliance with Laws. Tenant shall cause the Tenant Work Plans and the Tenant Work to comply with all Laws applicable thereto, including, without limitation, all applicable building and fire codes of the City or other municipality in which the Property is located and all other governmental authorities having jurisdiction, and with all requirements of the Americans with Disabilities Act of 1990, 42 U.S.C. §§12 101 et seq.

4.2	Intentionally Deleted.

4.3	Building Permits. Tenant, at its own cost and expense, shall obtain from any governmental authority having jurisdiction all applicable Governmental Approvals required for the Tenant Work.

4.4	Certificate of Occupancy. If the Tenant Work is required to obtain a certificate of occupancy, upon completion of the Tenant Work, Tenant, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such certificate of occupancy.

5.	Intentionally Omitted.

6.	Intentionally Omitted.

7.	Insurance. Tenant shall require each Tenant Contractor entering the Property or Building hereunder in connection with the performance of the Tenant Work to secure, pay for, and maintain during the continuance of its work within the Property or the Building, policies of insurance in the following minimum coverages and minimum limits of liability:

7.1	Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of California and Employer’s Liability Insurance with limits of not less than $1,000,000, for all costs arising from each accident or occupational disease.

7.2	Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $2,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $5,000,000, together with umbrella coverage with limits of (1) not less than $2,000,000 in the case of general contractors, and (2) not less than $1,000,000 in the case of subcontractors. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure for claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of each Tenant Contractor, and shall also name Tenant and Landlord as additional insureds.

Exhibit B-4

7.3	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1,000,000 combined single limit for each accident.

8.	Tenant Improvement Allowance. Subject to the terms and conditions set forth below, Landlord shall make disbursements (including directly to vendors at Tenant’s request) on account of costs to be incurred in connection with the Tenant Work, not to exceed Twelve Million Dollars ($12,000,000.00) in the aggregate and to be allocated between the Category 1 Improvements and the Category 2 Improvements in accordance with Paragraph 26 of the Lease (the “Tenant Improvement Allowance” and each disbursement from the Tenant Improvement Allowance being a “TI Disbursement”). TI Disbursements shall be made within ten (10) days after the satisfaction of the following conditions (the “TI Disbursement Conditions”):

(1)	Receipt by Landlord of a request for TI Disbursement from Tenant (a “TI Request”), detailing and or including, at a minimum, (a) the items of Tenant Work with respect to which the TI Disbursement is sought, (b) whether each item constitutes a Category 1 Improvement or Category 2 Improvement, (c) complete or partial lien waivers reasonably acceptable to Landlord in respect of any amounts subject to the TI Request, and (d) (x) a copy of all invoices (or other evidence that Tenant owes or has already made such payment) that Tenant wishes to be paid in whole or in part from the Tenant Improvement Allowance, (y) evidence that Tenant has paid (or will pay contemporaneously with Landlord’s disbursement) an amount equal to Sixty-Six and Two-Thirds Percent (66.67%) of any Category 2 Improvements to be funded with the TI Disbursement, and (z) a certification by Tenant that the TI Disbursement shall only be used for the purposes of paying for the Tenant Work identified in the TI Request, and that each of the other TI Disbursement Conditions have been satisfied.

(2)	Tenant cannot make more than one request per month for a TI Disbursement.

(3)	The Property shall not have been materially injured, damaged or destroyed by any casualty, nor shall any part of the Property be subject to any condemnation proceedings or negotiations for sale in lieu thereof;

(4)	The Lease and this Work Letter shall be and remain outstanding and enforceable in accordance with each of their terms;

(5)	To the extent that the Tenant requests direct payment by Landlord, the Tenant Contractor must provide a W-9 and other payment information reasonably requested by Landlord;

(6)	No default or Event of Default shall have occurred and then be continuing;

(7)	No liens shall have been recorded or filed against the Property or any Tenant Improvements in connection with the Tenant Work (except for any liens satisfying each of the following conditions: (a) Landlord has received prior written notice of such lien, (b) such lien has been bonded or discharged to the satisfaction of Landlord (in its sole or absolute discretion), and (c) Landlord has provided written notice to Tenant evidencing its approval of the bonding or discharge of such liens).

Exhibit B-5

Upon the full disbursement of all funds in the Tenant Improvement Allowance (or completion of all of the Tenant Work if less than the full Tenant Improvement Allowance has been disbursed), Tenant shall promptly provide to Landlord: (x) the Certificate of Occupancy for the Property and any amendments thereto, and (y) a submissions by Tenant to Landlord of Tenant’s contractor sworn statement that all Tenant Work has been paid for in full which shall include unconditional final lien releases for all Tenant Work substantiating that all Tenant Work has been paid in full, and all other evidence reasonably necessary to evidence Tenant’s compliance with Section 2.14 of this Work Letter. Furthermore, Landlord and/or its architect shall be permitted to inspect to determine whether Tenant Work complies with the Tenant Work Plans. If Landlord reasonably determines that Tenant Work does not comply with the Tenant Work Plans, Tenant shall promptly take all commercially reasonable steps to cause compliance with the same, and following completion shall submit the documents in (x) and (y) above to Landlord. No unused portion of the Tenant Improvement Allowance shall be applied to offset rent, and in no event will Landlord be required to reimburse Tenant for any amounts in excess of the Tenant Improvement Allowance.

To the extent that Tenant has expended funds that would constitute a Tenant Improvement Allowance prior to the Commencement Date, Tenant can request a TI Disbursement on the Commencement Date so long as on or prior to the Commencement Date Tenant satisfies the TI Disbursement Conditions in respect of the same.

Notwithstanding anything herein to the contrary, at the request of a Tenant Contractor or at Landlord’s request of a Tenant Contractor, Landlord may elect, in its sole and absolute discretion, to enter into a contract for Category I Improvements relating to any Tenant Work subject to a Tenant Improvement Allowance in Landlord’s name; provided, however, that (i) such contract shall be on terms substantially similar to Tenant’s contract or proposal, (ii) Landlord may not amend or terminate such contract without Tenant’s prior written approval (not to be unreasonably withheld, conditioned or delayed), (iii) if a contractor terminates the contract due to a default by Landlord, then Tenant shall have the right to enter into a replacement contract with such contractor (and Landlord shall not subsequently have the right to enter into a contract with such contractor), (iv) Landlord shall request that Tenant be named as an additional insured under such contract, simultaneously receive any notices given under the contract, and be the beneficiary of any warranty for any work performed under such contract, and (v) any additional fees, penalties, costs or other payments to the extent arising out of Landlord’s amendment, breach or termination thereof (so long as not caused by Tenant) shall not be counted against the amount of Tenant Improvement Costs.

9.	Intentionally Deleted.

10	Delays Caused by Force Majeure Events. Paragraph 40 of the Lease is hereby incorporated into this Work Letter.

11.	Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:
c/o OW Management Services, Inc.
600 California Street, Suite 1100
San Francisco, CA 94014
Attention: Sam Hooker
Email: shooker@oceanwestcp.com
And to:

Maritime Management, LLC
One Maritime Plaza, Suite 2100
San Francisco, California 94111
Attention: Nicholas Carbone
Email: ncarbone@faralloncapital.com

Tenant’s Representative:	Faraday&Future Inc.
18455 S. Figueroa St. Gardena, CA 90248
Attention: Charles Hsieh
Email: charles.hsieh@ff.com

Exhibit B-6

SCHEDULE 1

TENANT IMPROVEMENTS AND CATEGORIES

Description	Cost
Category 1
Smoke and Heat Vents	$121,461
Storm Drain	$97,975
Sanitary Installation	$584,627
Provide Corrections to Lift Station	$150,000
BK Line Sanitary Re-Routh for Sink West of Conference Rooms	$20,000
RFI 129 Slopes WH to Paint and VA	$50,000
Exterior Sanitary Corrections and Grade Work	$524,319
Fire Alarm Procurement and Installation Body, WH, VA	$4,500,000
Electrical for Lights Warehouse, Vehicle Assembly, Water Test, Emergency Lights, Concrete Bumpout, Min Restrooms According to Code	$1,500,000
Category 2
City Offsite Improvements (Idaho Road) – Bond	$7,000,000
Roof	$10,000,000

Exhibit B-7

EXHIBIT “C”
GUARANTY

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this “Guaranty”) is made by FARADAY FUTURE INTELLIGENT ELECTRIC, INC., a Delaware corporation (the “Guarantor”), to 10701 IDAHO OWNER, LLC (the “Landlord”), with respect to the Lease Agreement (the “Lease”) dated ________________, 2023 between Landlord and FARADAY&FUTURE INC., a Delaware corporation (the “Tenant”), relating to certain premises located at 10701 Idaho Ave, Hanford, CA (the “Property”).

In consideration of the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Guarantor hereby covenants and agrees for the benefit of Landlord, as a material inducement to Landlord’s execution of the Lease, as follows:

1. The Guarantor absolutely, unconditionally and fully guarantees: (i) the payment of all rent, monies and charges expressed to be payable by Tenant under the Lease at the times the same are required to be paid thereunder; (ii) the performance when due of all and each of the covenants, conditions and obligations contained in the Lease to be kept, performed or observed by Tenant; and (iii) all damages owing to Landlord by Tenant after termination of the Lease following a default thereof by Tenant. The Guarantor agrees that if Tenant fails to pay any monetary obligation as required by the Lease, the Guarantor, after receipt of written demand therefor by Landlord, shall pay such obligation when required of Tenant under the Lease as if such obligation constituted the direct and primary obligation of the Guarantor. The Guarantor shall indemnify, defend and hold Landlord harmless from any and all losses, liabilities, costs and damages arising out of any failure by Tenant to pay or perform as required hereunder, or the recapture of any rent, monies or charges as a preferential transfer pursuant to any state or federal bankruptcy law.

2. In such manner, upon such terms and at such times as Landlord shall deem best, and without notice to or the consent of the Guarantor, Landlord may alter, compromise, extend or change the time or manner for the performance of any obligation hereby guaranteed, substitute or add any one or more the Guarantors, accept additional or substituted security for the performance of any such obligation, or release or subordinate any security therefor, any and all of which may be accomplished without any effect on the obligations of the Guarantor hereunder. No exercise or non-exercise by Landlord of any right hereby given, no dealing by Landlord with Tenant, any other guarantor or other person, and no change, impairment or suspension of any right or remedy of Landlord shall in any way affect any of the obligations of the Guarantor hereunder or any security furnished by the Guarantor or give the Guarantor any recourse against Landlord.

3. The Guarantor hereby waives and agrees not to assert or take advantage of the following:

(a) any right to require Landlord to proceed against Tenant or any other person or to proceed or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power before proceeding against the Guarantor.

(b) any defense based on the statute of limitation in any action hereunder or in any action for the performance of any obligation hereby guaranteed;

(c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

(d) any right to receive demands, protests and notices of any kind including, but not limited to, notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of Tenant, Landlord or any other person;

Exhibit C-1

(e) any defense based on an election of remedies including, but not limited to, any action by Landlord which shall destroy or otherwise impair any subrogation right of the Guarantor or the right of the Guarantor to proceed against Tenant for reimbursement or contribution or any rights or benefits under any provisions of California law in any way qualifying, conditioning or limiting the obligations of the Guarantor based on any steps or procedures that Landlord should take before proceeding against the Guarantor; the Guarantor wishes by this paragraph to waive the rights and defenses permitted to be waived under Section 2856 of the California Civil Code, by which the Guarantor may provide the following:

The Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the principal by operation of Section 580d of the Code of Civil Procedure or otherwise;

(f) any duty on the part of Landlord to disclose to the Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that such facts materially increase the risk beyond that which the Guarantor intends to assume or has reason to believe that such facts are unknown to the Guarantor or has a reasonable opportunity to communicate such facts to the Guarantor, it being understood and agreed that the Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-performance of any obligation hereby guaranteed;

(g) any rights or benefits in favor of the Guarantor under Sections 2815, 2819, 2839, 2845, 2849 or 2850 of the California Civil Code or under Sections 364 or 1111(b) of 11 U.S.C.;

(h) any transfer of Landlord’s interest in the premises demised pursuant to the Lease;

(i) any transfer of Tenant’s interest as tenant under the Lease or any part thereof or any sublease or assignment by Tenant;

(j) any merger or consolidation of Tenant or sale of all or a substantial portion of Tenant’s assets;

(k) any sale of all or any portion of any capital stock of Tenant or partnership interest in Tenant owned by the Guarantor; or

(l) any prior or concurrent representation, understanding, promise or condition concerning the subject matter hereof which is not expressed herein, which are of no effect.

In addition to the foregoing, the Guarantor hereby waives notice of acceptance of this Guaranty of Lease by Landlord and this Guaranty of Lease shall immediately be binding upon the Guarantor.

4. Until all obligations hereby guaranteed shall have been fully performed, the Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant and any benefit of, and any right to participate in, any security now or hereafter held by Landlord.

5. All existing and future obligations of Tenant to the Guarantor or any person owned in whole or in part by the Guarantor and the right of the Guarantor to cause or permit itself or such person to withdraw any capital invested in Tenant are hereby subordinated to all obligations hereby guaranteed and, without the prior written consent of Landlord, such obligations to the Guarantor shall not be performed and such capital shall not be withdrawn, in whole or in part, while Tenant is in default under the Lease.

6. The amount of the Guarantor’s liability and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and the Guarantor shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. This Guaranty of Lease is in addition to and exclusive of the guaranty of any other guarantor of any obligation of Tenant to Landlord.

Exhibit C-2

7. The obligations of the Guarantor hereunder are independent of the obligations of Tenant under the Lease and, in the event of any default hereunder or under the Lease, a separate action or actions may be brought and prosecuted against the Guarantor, whether or not Tenant is joined therein or a separate action or actions are brought against Tenant. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all obligations hereby guaranteed shall have been fully performed.

8. The Guarantor shall pay to Landlord, upon demand, reasonable attorneys’ fees and all costs and other expenses which Landlord shall expend or incur in collecting or compromising any obligation hereby guaranteed or in enforcing this Guaranty of Lease against the Guarantor, whether or not suit is filed including, but not limited to, reasonable attorneys’ fees, costs and other expenses incurred by Landlord in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceeding involving the Guarantor which in any way affects the exercise by Landlord of its rights and remedies hereunder.

9. Should any one or more provisions of this Guaranty of Lease be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.

10. This Guaranty of Lease shall inure to the benefit of Landlord and its successors and assigns and shall bind the heirs, legal representatives, executors, administrators, successors and assigns of the Guarantor. This Guaranty of Lease may be assigned by Landlord concurrently with the transfer of title to property covered by the Lease and, when so assigned, the Guarantor shall be liable to the assignee without in any manner affecting the liability of the Guarantor hereunder. The acceptance by Landlord of the performance of any of Tenant’s obligations under the Lease by the Guarantor, including, without limitation, the acceptance of rent payments, shall not constitute an assignment of the Lease to the Guarantor or Landlord’s consent to such assignment.

11. Satisfaction by the Guarantor of any liability hereunder incident to a particular default shall not discharge the Guarantor except for the default satisfied. This Guaranty of Lease and the obligations of the Guarantor hereunder shall be continuing and irrevocable until: (i) Landlord has received full payment of all rents, monies and charges due under the Lease and full performance of all of the obligations due under the Lease or to become due during the term of the Lease, including any option to extend thereunder; (ii) any applicable preference period under state or federal bankruptcy law has expired; or (iii) Landlord has released the Guarantor from the obligations of Tenant under the Lease, which may be accomplished by only an instrument in writing signed by Landlord. Upon full performance of all obligations hereby guaranteed, this Guaranty of Lease shall be of no further force or effect.

12. No provision of this Guaranty of Lease or right of Landlord hereunder can be waived or modified, nor can the Guarantor be released from the Guarantor’s obligations hereunder, except by a writing duly executed by Landlord.

13. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The word “person” as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever.

Exhibit C-3

14. If two (2) or more persons are signing this Guaranty of Lease as the Guarantor, then all such persons shall be jointly and severally liable for the obligations of the Guarantor hereunder.

15. This Guaranty of Lease shall be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Guaranty of Lease, the Guarantor hereby consents to the jurisdiction of any competent court within the State of California and hereby consents to service of process by any means authorized by California law. This Guaranty of Lease shall constitute the entire agreement of the Guarantor with respect to the subject matter hereof and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Landlord unless expressed herein.

16. Without limiting the generality of the foregoing, the liability of the Guarantor under this Guaranty shall not be deemed to have been waived, released, discharged, impaired or affected by reason of: (a) the termination of the term of the Lease; (b) the release or discharge of Tenant in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease by any party in any such proceeding; (c) the repossession of the Property demised under the Lease by Landlord, provided, however, that the net payments received by Landlord after deducting all costs and expenses of repossessions and/or reletting such Property shall be credited from time to time by Landlord to the account of the Guarantor; or (d) any amendment of the terms of the Lease without the Guarantor’s consent; provided, however, the Guarantor reserves the right to assert defenses which Tenant may have had to payment of any of the guaranteed obligations other than defenses arising from the bankruptcy, insolvency or reorganization of Tenant and other defenses expressly waived hereby.

17. The Guarantor, promptly from time to time upon request, shall execute and deliver to Landlord: (a) an estoppel certificate containing such truthful information as Landlord may reasonably request; and (b) such further instruments or documentation as may reasonably be requested by Landlord to ratify and confirm this Guaranty of Lease and the continuing liability of the Guarantor hereunder.

DATED: ___________________, 20_____.

[INSERT GUARANTOR SIGNATURE BLOCK]

Exhibit C-4

EXHIBIT “D”
FORM OF LETTER OF CREDIT

LETTER OF CREDIT

East West Bank
International Operations
135 N. Los Robles Ave., 2nd Floor
Pasadena, CA 91101
Attn: Standby Letter of Credit Unit
Tel No. 626-768-6608 Fax No. 626-817-8856

Irrevocable Standby Letter of Credit No. XXXXX

Date of Issue: ______, 2023

Beneficiary:	10701 Idaho Owner, LLC 600 California Street, Suite 1100 San Francisco, CA 94014 Attn: Sam Hooker

Applicant:	Faraday&Future Inc. 18455 S Figueroa Street Gardena, CA 90248

Amount: USD600,000.00 (U.S. Dollars Six Hundred Thousand and 00/100)

Date and Place of Expiry: ______, 2024 at East West Bank’s above address

Ladies and Gentlemen:

At the request and for the account of Faraday & Future Inc. (the “Applicant”), we hereby issue our Irrevocable Standby Letter of Credit No. XXXXX in favor of 10701 Idaho Owner, LLC (“Beneficiary”) for the aggregate amount of USD600,000.00 (U.S. Dollars Six Hundred Thousand and 00/100) available with ourselves by payment against presentation of the following documents:

1. Beneficiary’s sight draft(s) bearing the clause “Drawn under East West Bank Letter of Credit No. XXXXX dated XXXXXX.”

2. The original of this Letter of Credit and all original amendment(s), if any.

3. Beneficiary’s dated statement signed by a person purported to be an authorized signer of the Beneficiary stating:

“We hereby demand payment of USD___________(insert claim amount) under East West Bank Letter of Credit No. XXXXX (“LC”) pursuant to the terms of the Lease between Landlord and Tenant as described in said LC..”

Exhibit D-1

We have been informed by the Applicant, but do not independently verify, that, this LC is in connection with the certain lease agreement (as the same may be amended, modified or replaced, the “Lease”) by and between 10701 Idaho Owner, LLC, as Landlord and Faraday & Future Inc., as Tenant, for certain premises located at 10701 Idaho Avenue, Hanford, California.

Partial drawings and multiple presentations are permitted.

Beneficiary may make presentation under this Letter of Credit entirely by facsimile transmission. Such facsimile transmission shall be addressed to us Attention: Standby Letter of Credit Unit and transmitted to (626) 242-9610 . No mail confirmation is necessary and the facsimile transmission will constitute the operative drawing documents. Beneficiary may contact the Bank at (626) 768-6615 or (626) 768-6416 to confirm receipt of the transmission.  Beneficiary’s failure to seek such a telephone confirmation does not affect the Bank’s obligation to honor such presentation, if such drawing is otherwise in compliance with the terms and conditions of this irrevocable Letter of Credit.

This Letter of Credit will expire on ______, 2024, however, it is condition of this Letter of Credit that it shall be deemed automatically extended for successive one-year periods without amendment from the expiry date hereof or any future expiry date unless at least sixty (60) days prior to the then current expiration date we send to the Beneficiary a notice in writing by Certified Mail with return receipt requested, or overnight courier service to your above address that we elect not to extend this Letter of Credit for any such additional period.

A copy of our notice of election not to extend this Letter of Credit shall be sent to the Applicant for information only. Failure to provide the copy of such notice does not affect our notice of non-extension.

It is a condition of this Letter of Credit that it may be transferred in its entirety (not in part) from time to time and more than one time only up to the then available amount at Beneficiary’s request to any successor-in-interest of the Beneficiary under the Lease.

We shall not recognize any transfer of this Letter of Credit until this original Letter of Credit together with all original amendments (if any) and a signed and completed transfer form in the form attached hereto as Exhibit “A” are received by us. Under no circumstances shall this Letter of Credit be transferred to any person or entity with which U.S. persons or entities are prohibited from conducting business under the U.S. Foreign Asset Control Regulations and other applicable U.S. laws and regulations. In case this Letter of Credit is transferred, the name and address of the original beneficiary will be replaced by the name and address of the transferee wherever it appears in the text of this Letter of Credit (as well as amendments, if any) and the transferee shall have sole rights as beneficiary thereof, including sole rights relating to any amendments whether increases or extensions or other amendments and whether existing or hereafter made and the word “beneficiary” wherever it appears in the text of this Letter of Credit and amendments means the transferee. The correctness and authenticity of the signature and title of the person signing the transfer form must be verified by beneficiary’s bank.

Except Discrepancy Fee, all banking charges including transfer fee are for account of the applicant, however the transfer shall not be contingent upon the payment of such transfer fee. Discrepancy fee is for Beneficiary’ account.

Exhibit D-2

This Letter of Credit may be cancelled prior to its expiration date upon our receipt of the original of this Letter of Credit and all original amendments, if any, together with Beneficiary’s written agreement to the cancellation of this Letter of Credit. Such written agreement to cancel this Letter of Credit must specifically reference this Letter of Credit number XXXXX, clearly indicate that the Letter of Credit is being returned for cancellation, and identify the person signing the letter as authorized to sign for the Beneficiary.

We engage with Beneficiary that all draft(s) and documents presented hereunder in conformity with the terms and conditions of this Letter of Credit will be duly honored, if presented to East West Bank, International Operations, 135 N. Los Robles Ave., 2nd Floor, Pasadena, CA 91101, Attn: Standby Letter of Credit Unit on or before the expiry date indicated above or any automatically extended expiry date.

Except so far as otherwise stated herein, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

ALL TERMS AND CONDITIONS HEREIN ACCEPTED BY:
Faraday & Future Inc.

AUTHORIZED SIGNATURE

Exhibit D-3

Exhibit A

(ON BENEFICIARY’S LETTERHEAD)

REQUEST FOR TRANSFER OF LETTER OF CREDIT

Date: __________________

East West Bank

International Operations

135 N. Los Robles Ave. 2nd Floor

Pasadena, CA 91101

Attn: Standby Letter of Credit Unit

Re: Irrevocable Letter of Credit No. ________________

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the transferee, named below:

_____________________________________________________________________________

Name of Transferee

_____________________________________________________________________________

Address

By this transfer all our rights as the transferor, including all rights to make drawings under the Letter of Credit, go to the transferee. The transferee shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the transferee without the necessity of consent by or notice to us.

We enclose the original letter of credit and any amendments. Please indicate your acceptance of our request for the transfer by endorsing the letter of credit and sending it to the transferee with your customary notice of transfer.

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form. The authorization of the Beneficiary’s signature and title on this form also acts to certify that the authorizing financial institution (i) is regulated by a U.S. federal banking agency; (ii) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a Customer Identification Program (CIP) in accordance with Section 326 of the USA PATRIOT Act; (iii) has approved the Beneficiary under its anti-money laundering compliance program; and (iv) acknowledges that East West Bank is relying on the foregoing certifications pursuant to 31 C.F.R. Section 103.121 (b)(6).

NAME OF TRANSFEROR

NAME OF AUTHORIZED SIGNER AND TITLE

______________________________________
NAME OF BANK	AUTHORIZED SIGNATURE

______________________________________
AUTHORIZED SIGNATURE AND TITLE

______________________________________
PHONE NUMBER

Exhibit D-4

EXHIBIT “E”
FORM OF PURCHASE AGREEMENT

PURCHASE AGREEMENT

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement"), dated as of October __, 2023 for reference purposes only (“Effective Date”), is entered into by and between [], a Delaware limited liability company (“Seller”), and FARADAY&FUTURE INC., a California corporation (“Buyer”).

RECITALS:

A. Seller is the fee simple owner of the Property, as hereinafter defined, consisting of approximately 67.05 acres of real property known as “Parcel 2” improved with one or more buildings containing approximately 1,070,000 total rentable square feet of warehouse/industrial/office space and located at 10701 Idaho Avenue, Hanford, California 93230.

B. Buyer holds a leasehold interest in Parcel 2 pursuant to that certain Lease Agreement between Seller, as landlord, and Buyer, as tenant, dated as of July 28, 2017 (as modified or extended from time to time, the “Lease”).

C. Under Section 38 of the Lease, Buyer has an option to purchase the Property (the “Purchase Option”).

D. Buyer desires to exercise the Purchase Option and to purchase the Property from Seller and Seller is willing to sell the Property to Buyer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale.

Buyer hereby exercises the Purchase Option, and Buyer and Seller acknowledge and agree that (i) Buyer’s execution of this Agreement shall constitute Buyer’s exercise of the Purchase Option, and (ii) the time periods described in Section 38 of the Lease are waived and the terms of this Agreement shall control.

Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, all on the terms, covenants and conditions set forth in this Agreement. The “Property” includes the following:

A. Land. The land (“Land”) consisting of approximately 67.05 acres of land and located at 10701 Idaho Avenue, Hanford, California 93230 and legally described as set forth on Exhibit “A” attached to this Agreement and made a part hereof, together with all of Seller’s right, title and interest in and to all easements, utility reservations, mineral rights, rights of way, strips of land, tenements, hereditaments, privileges, licenses, appurtenances, reversions, remainders in any way belonging, remaining or appertaining thereto;

B. Improvements. The buildings, consisting of approximately 1,070,000 total rentable square feet, and all other structures and improvements (collectively, “Improvements”) now situated on the Land including, but not limited to, fixtures and equipment, elevators, heating, air conditioning, plumbing, mechanical, electrical, drainage, security, life safety and fire alarm systems, and their component parts;

Exhibit E-1

C. Personal Property. All of Seller’s interest in fixtures, furnishings, equipment, appliances, machinery, tools and other personal property of every kind and character (collectively, “Personal Property”) owned by Seller and currently attached to, located on or used in connection with the ownership, management, maintenance and operation of the Improvements and the Land;

D. Intangible Property. Any and all right, title and interest of Seller in all (i) development rights and entitlements and other intangible property owned by Seller; (ii) guaranties and warranties issued to Seller and with respect to the Improvements or the Personal Property; and (iii) any reports, studies, surveys and other comparable analysis, depictions or examinations of the Land or the Improvements, or pertaining to the Land, the Improvements or the Personal Property or use thereof and which in anyway relates to the ownership, management or operation of the Property (collectively, “Intangible Property”);

E. Contracts. Those certain operating contracts, service contracts, management agreements and other comparable agreements described on Exhibit “B” attached hereto (collectively, “Contracts”) that Buyer expressly elects to assume; and

2. Purchase Price.

The purchase price for the Property shall be $[] (“Purchase Price”).

3. Payment of Purchase Price.

The Purchase Price shall be paid to Seller by Buyer as follows:

A. Escrow. The parties acknowledge that an escrow (“Escrow”) shall be opened with an escrow agent (“Escrow Agent”) at First American Title Insurance Company [insert details] (“Title Company”). If Escrow Agent requires any supplemental or additional instructions, then Seller and Buyer shall promptly provide the same consistent with the provisions of this Agreement.

B. Intentionally Deleted.

C. Balance of Purchase Price. Buyer shall pay the Purchase Price, plus or minus Buyer’s share of closing costs, prorations and other charges or amounts payable pursuant to this Agreement, to Seller in immediately available funds through the Escrow at the Closing Date.

4. Title.

A. Title Policy. Seller shall cause good and marketable title to the Property to be conveyed to Buyer or Third Party Buyer (as hereinafter defined), pursuant to a grant deed (the “Grant Deed”), subject only to the following exceptions to title (“Permitted Exceptions”):

(i) A lien to secure payment of real estate taxes, personal property taxes, water and sewer charges, and assessments related thereto not yet due and payable; and

(ii) The exceptions set forth in the Owner’s Policy (as hereinafter defined).

Exhibit E-2

Provided, however, that the Permitted Exceptions shall not include (a) any mechanic’s liens or any monetary liens (including, without limitation, judgments, tax liens and violations), or (b) any deeds of trust, mortgage, or other loan documents secured by the Property, or (c) any memorandum of lease or other recorded evidence of a lease, license or other occupancy agreement encumbering the Property.

On the Closing Date (as defined in Paragraph 8), the Title Company shall issue to Buyer or Third Party Buyer (as defined below) its ALTA extended coverage owner’s policy of title insurance (“Owner’s Policy”) in the face amount of the Purchase Price, showing title to the Property vested of record in Buyer or Third Party Buyer, subject only to the Permitted Exceptions. On or before the Closing Date, Seller shall provide to the Title Company an executed copy of the Title Company’s standard owner’s affidavit. Notwithstanding anything to the contrary herein, to the extent that Title Company requires any reasonable certificates, affidavits, or other documentation from Buyer, Third Party Buyer, and/or Seller in order to issue the Owner’s Policy at Closing, the applicable party will promptly execute and deliver the same to Title Company.

B. Survey and Title Documents. Buyer acknowledges receipt of a preliminary title report from the Escrow Agent for the issuance of the Owner’s Policy (“Title Report”) together with legible copies of all title exception documents shown thereon (“Title Documents”).

5. Intentionally Deleted.

6. Conditions Precedent to Buyer’s Obligation.

The obligation of Buyer to buy the Property shall be subject to timely satisfaction or waiver of the following conditions precedent:

A. The Title Company’s commitment to issue the Owner’s Policy, subject only to the Permitted Exceptions.

B. The truth and accuracy of each representation and warranty of Seller contained herein as if made on and as of the Closing Date.

C. Delivery by Seller to Escrow Agent of the Grant Deed and a bill of sale in the form attached hereto as Exhibit “C” with respect to the Improvements, Personal Property and Intangible Property.

D. Buyer’s approval of a settlement statement with respect to the Closing, which shall be separate from Seller’s settlement statement.

E. Delivery by Seller of a non-foreign affidavit in respect of Section 1445 of the Internal Revenue Code, in form acceptable to Buyer.

Buyer may waive any of the conditions precedent to Buyer’s obligation to perform under this Agreement. If the conditions set forth in Paragraphs 6.A through 6.B are not satisfied or waived by Buyer, then this Agreement shall terminate, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

Exhibit E-3

7. Conditions Precedent to Seller’s Obligation to Close.

The obligation of Seller to sell the Property shall be subject to timely satisfaction or waiver of the following conditions precedent:

A. Buyer’s timely delivery to Escrow Agent of the Purchase Price and any other funds required of Buyer under this Agreement.

B. The truth and accuracy of each representation and warranty of Buyer contained herein as if made on and as of the Closing Date.

C. Seller’s approval of a settlement statement with respect to the Closing, which shall be separate from Buyer’s settlement statement.

Seller may waive any of the conditions precedent to Seller’s obligation to perform under this Agreement. If the conditions set forth in Paragraphs 7.A through 7.B are not satisfied or waived by Seller, then this Agreement shall terminate, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

8. Closing.

The sale and purchase of the Property provided herein shall be consummated at a closing (“Closing”), which shall be held on the same date as the Effective Date (“Closing Date”) at the offices of Title Company, or at such other time and place as Seller and Buyer may agree upon. At the Closing, Seller and Buyer shall deliver to the other party such documents as are typical and customary for transactions involving properties of similar size, type and location as the Property, and as may be necessary or appropriate to consummate the transactions contemplated in this Agreement. Buyer and Seller agree and acknowledge that immediately upon occurrence of the Closing, the Lease shall be terminated as of the Closing Date.

9. Closing Costs and Prorations.

Buyer shall pay all costs and expenses relating to the transaction, including all escrow fees, the costs of the Owner’s Policy together with any special title endorsements requested by Buyer, the recording fees, and all transfer taxes; provided, however, that Seller shall pay its attorney’s fees. Real estate taxes, operating expenses and utility charges shall not be prorated as of the Closing Date, but shall be payable by Buyer. It is the intent of the parties that all property taxes be the responsibility of Buyer. All prorations as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date.

10. Representations and Warranties by Seller.

Effective as of the Closing Date, Seller hereby represents and warrants to Buyer, which representations and warranties shall be accurate and true in all material respects, and acknowledges that Buyer is relying upon such representations and warranties in purchasing the Property, as follows:

A. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and all of Seller’s closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Seller’s obligations under this Agreement.

Exhibit E-4

B. Seller and the persons signing this Agreement for Seller have the authority and power to sign this Agreement, to perform all of Seller’s obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Seller without the consent or approval of any other person.

C. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding instrument, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

D. Seller is not a “foreign person” and is not subject to withholding within the meaning of Section 1445 of the Internal Revenue Code. Seller will execute and deliver to Buyer through and at the Close of Escrow a non-foreign affidavit in form acceptable to Buyer.

E. Other than the Contracts, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing.

F. Seller has not granted to any person or entity (other than Buyer under the Lease) any lease, license, or occupancy right with respect to the Property.

G. Seller has not adopted or entered into a plan of, liquidation, dissolution, merger, consolidation or other reorganization; or, or filed a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy or insolvency law, or consented to the filing of any bankruptcy petition against it under any similar law.

H. Seller is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking. The Property to be transferred to Buyer hereunder has not been derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of laws.

I. Seller is not in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any laws relating to anti-corruption, anti-bribery, terrorism, money laundering, drug-trafficking or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws”).

J. Seller is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

K. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Exhibit E-5

All of the representations and warranties set forth herein shall survive the Closing and the delivery of the grant deed for a period of one (1) year. No claim for a breach of any representation or warranty shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer or Buyer is deemed to know, including the existence of hazardous materials within the boundaries of the Property or within the improvements thereon; provided, however, that nothing herein shall relieve Buyer of any of its obligations under the Lease. As used in this provision, “deemed to know” has the following meaning: Buyer shall be deemed to know of the existence of a fact or circumstance to the extent that such fact or circumstance would be known by an occupant of the Property. Notwithstanding anything herein to the contrary, Seller shall not be deemed to be in breach of any representation or warranty set forth herein to the extent that such breach is caused by or the result of a condition caused by Buyer or any affiliate.

11. Representations and Warranties by Buyer.

Effective as of the Closing Date, Buyer hereby represents and warrants to Seller, which representations and warranties shall be accurate and true in all material respects, and acknowledges that Seller is relying upon such representations and warranties in selling the Property, as follows:

A. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California. Buyer has full power and authority to execute and deliver this Agreement and all of Buyer’s closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Buyer’s obligations under this Agreement.

B. Buyer and the persons signing this Agreement for Buyer have the authority and power to sign this Agreement, to perform all of Buyer’s obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Buyer without the consent or approval of any other person.

C. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding instrument, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

12. Intentionally Deleted.

13. Intentionally Deleted.

14. Specific Performance.

If Seller is in breach or default of this Agreement or fails to close the transaction for purchase of the Property when required by this Agreement, Buyer, as its sole and exclusive remedy hereunder, may either elect to:

A. Terminate this Agreement; or

B. Enforce Seller’s obligation to convey the Property; provided, however, that no action for specific performance shall require Seller to do any of the following (i) change the condition of the Property in any way or restore the Property after any fire or other casualty, (ii) expend money or post a bond to remove any title encumbrance or defect or to correct any matter shown on a survey of the Property, (iii) expend money or post a bond to remedy any environmental condition of the Property, or (iv) secure any permit, approval or consent with respect to the Property or Seller’s conveyance of the Property. If Buyer elects specific performance as its remedy, then Buyer shall not be entitled to recover any damages (whether actual, direct, indirect, consequential, punitive or otherwise), notwithstanding such failure to close, breach or default by Seller.

Exhibit E-6

Upon the exercise of Buyer’s remedies hereunder, this Agreement shall terminate and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

15. Buyer Failure to Close.

If Buyer fails to close the transaction for purchase of the Property when required by this Agreement, as Seller’s sole and exclusive remedy for Buyer’s breach or default, this Agreement shall terminate and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. Seller and Buyer acknowledge that it would be extremely impractical and difficult to ascertain actual damages that would be suffered by Seller if Buyer fails to consummate the purchase of the Property as and when contemplated by this Agreement. This liquidated damages provision shall not limit Seller’s right to (i) receive reimbursement for or recover damages in connection with any obligations of Buyer that survive the Closing or the termination of this Agreement (such as the indemnities set forth in Paragraph 19.F) or (ii) pursue any and all remedies available at law or in equity in the event that, following any termination of this Agreement, Buyer or any party related to or affiliated with Buyer asserts any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.

16. Possession.

Buyer is currently in possession of the Property as Tenant under the Lease, and Buyer shall remain in possession of the Property upon Closing.

17. Sale “As Is”.

Except as specifically set forth in this Agreement, Buyer represents that it is a knowledgeable and experienced buyer of real estate and that, in purchasing the Property, Buyer shall rely solely on (i) its own expertise and that of its consultants, and (ii) its own knowledge of the Property based on its investigations and inspections of the Property. Buyer has conducted or will conduct such inspections and investigations of the Property as Buyer has deemed or will deem necessary, including the physical and environmental conditions thereof and shall rely upon such independent investigation of the Property. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, AS TO HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. Upon Closing, Buyer shall assume the risk that adverse matters and physical and environmental conditions may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property in its “AS-IS, WHERE-IS,” condition WITH ALL FAULTS, subject to any and all defects (latent and apparent). The terms and conditions of this Paragraph 17 shall expressly survive the Closing or earlier termination of this Agreement. Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by Seller, any real estate broker, contractor, agent, employee, servant or other person, unless the same are specifically set forth in this Agreement. Buyer acknowledges that the Purchase Price reflects the “As Is, Where Is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.

Exhibit E-7

18. Confidentiality.

A. Buyer acknowledges and agrees that any and all information, whether written or verbal, regarding the physical condition or environmental status of the Property, provided to Buyer by Seller or by any employee, agent, environmental consultant or attorney of Seller (collectively, a “Seller Party”), shall be considered the sole and exclusive property of Seller and is considered and will be kept confidential by Buyer in perpetuity and will not be discussed with or provided to any third party, other than those employees or agents of Buyer who are essential to completing the transactions contemplated by the Purchase and Sale Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld. With respect to any reports provided to Buyer by Seller or by any Seller Party, Buyer specifically acknowledges that (i) Seller makes no representations or warranties of any kind whatsoever with respect to the truth, accuracy, or completeness of any such reports; (ii) such reports are not intended to be relied upon by Buyer or as a substitute for the complete and thorough investigation of the Property by Buyer; and (iii) Buyer assumes all risks of relying upon such reports.

B. Buyer agrees that any and all information obtained by Buyer relating to Buyer’s inspection and investigation of the Property, including the results of the Inspection or the Environmental Testing, shall be deemed confidential and subject to the terms of this Agreement as if supplied to Buyer by Seller hereunder.

C. Buyer acknowledges and agrees that any and all information regarding the physical condition or the environmental status of the Property provided to Buyer, essential employees or agents of Buyer, or other acceptable third parties under this Agreement, shall be promptly turned over to Seller as directed in writing by Seller’s counsel in the event Buyer does not proceed with its proposed purchase of the Property.

D. Notwithstanding anything herein contained to the contrary, in the event Buyer is required to disclose any such information to any governmental authority pursuant to applicable law, prior to disclosing the same, Buyer shall notify Seller in writing and provide Seller with copies of all information that Buyer intends to disclose. Such notice and information shall be provided to Seller by Buyer in writing at least ten (10) days prior to the disclosure of the same to any such governmental authority. Buyer shall cooperate with Seller to the extent permitted by applicable law if Seller notifies Buyer that Buyer wishes to enjoin or otherwise prevent disclosure to any such governmental authority.

E. Seller shall be entitled to injunctive relief if Buyer fails to comply with any of its obligations pursuant to this Paragraph 18.

F. Notwithstanding anything to the contrary herein, Buyer shall not be prohibited from making any disclosures or delivering any information to the Third Party Buyer, including, without limitation, its employees, agents, consultants, and attorneys.

Exhibit E-8

19. Miscellaneous.

A. Final and Entire Agreement; Integration. This Agreement is the final, entire and exclusive agreement between the parties and supersedes any and all prior agreements (including the Lease), negotiations and communications, oral or written, with respect to the transactions contemplated herein. No representation, promise, inducement or statement of intention has been made by any of the parties not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to in this Agreement. No supplement, modification, or amendment to this Agreement shall be binding or effective unless executed in writing by the parties and by no other means.

B. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective shareholders, partners, directors, officers, heirs, beneficiaries, successors, representatives and assigns.

C. Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of all parties to this Agreement; provided, however, that Seller agrees that Buyer may designate in writing an unaffiliated third party (“Third Party Buyer”) as the grantee under the Grant Deed to be delivered by Seller at Closing, and Seller shall name Third Party Buyer as the grantee under the Grant Deed, but any such designation shall not relieve Buyer of its obligations hereunder.

D. Notices. Any notice, demand, consent, approval or documents which any party is required or may desire to give or deliver to the other shall be given in writing by (i) personal delivery; (ii) certified mail, return receipt requested, postage prepaid; (iii) a national overnight courier service that provides written evidence of delivery; or (iv) facsimile or email transmission and addressed as follows:

To Seller:	[]

With a copy to:	[]

To Buyer:	Faraday & Future Inc.
18455 S. Figueroa St.
Gardena, CA 90248
Attention: Jonathan Maroko
Email: jonathan.maroko@ff.com

With a copy to:	Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Keith Del Prete, Esq.
Email: kdelprete@sidley.com

Any party may change its notice or email address, and/or facsimile number by giving written notice thereof in accordance with this paragraph. All notices hereunder shall be deemed given: (a) if delivered personally, when delivered; (b) if sent by certified mail, return receipt requested, postage prepaid, on the third day after deposit in the U.S. mail; (c) if sent by overnight courier, on the first business day after delivery to the courier; and (d) if sent by facsimile or email, on the date of transmission if sent on a business day before 5:00 p.m. Pacific time, or on the next business day; if sent on a day other than a business day or if sent after 5:00 p.m. Pacific time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. mail, first class, postage prepaid.

Exhibit E-9

E. Attorneys’ Fees. In the event any suit, action or proceeding is instituted by any party in connection with the breach, enforcement or interpretation of this Agreement, the prevailing party therein shall be entitled to the award of reasonable attorneys’ fees and related costs in addition to whatever relief the prevailing party may be awarded.

F. Real Estate Commission. Buyer represents and warrants to Seller that no broker has been engaged by it in connection with the transaction contemplated by this Agreement. Seller represents and warrants to Buyer that no broker has been engaged by it in connection with the transaction contemplated by this Agreement. Buyer covenants and agrees to pay any and all commissions due to Buyer’s Broker in connection with this Agreement pursuant to a separate written commission agreement and any other broker or finder claiming a commission or fee through Buyer. Each party shall indemnify, protect, defend and hold harmless the other party, including reasonable attorneys’ fees, in respect of any breach of such representation and warranty, which indemnity shall survive the Closing or earlier termination of this Agreement.

G. Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall in no way affect the validity of any other provision of this Agreement. In the event that any provision of this Agreement is contrary to any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in any such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any legal action arising from this Agreement, the parties agree that venue shall be proper in any state or federal court located in Kings County, California.

I. Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of such provision or any other provision hereof. No waiver shall be binding unless executed in writing by the party making the waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition.

J. Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement. The parties shall be entitled to sign and transmit an electronic signature of this Agreement (whether by facsimile, PDF or other e-mail transmission), which signature shall be binding on the party whose name is contained therein. Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Agreement.

K. Review; Interpretation. Each party to this Agreement has carefully reviewed this Agreement, is familiar with the terms and conditions herein, and was advised by legal counsel of his or its own choice with respect thereto. This Agreement is the product of negotiation among the parties hereto and is not to be interpreted or construed against any party hereto.

L. Headings; Constructions. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

Exhibit E-10

M. Nonliability. The parties agree that, in the event any party is a corporation, neither the directors, officers, employees, shareholders nor any agents of any such corporation shall have any personal liability or obligation hereunder, and that each party shall not seek to assert any claim or enforce any of its rights hereunder against such directors, officers, employees, shareholders or agents, whether disclosed or undisclosed.

N. Survival. All of the representations, warranties, covenants, indemnities and agreements set forth herein shall survive the closing of the transaction and the delivery of the deed for a period of one (1) year. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, including the existence of hazardous materials within the boundaries of the Land or within the Improvements from any source (including any environmental reports).

O. Number, Gender and Tense. All words used in this Agreement shall be construed to include the plural as well as the singular number, the present tense shall include the past and future tense, and the masculine gender shall include the feminine and neuter gender.

P. Mutual Cooperation. The parties agree to cooperate with each other to effectuate this Agreement and to execute any and all additional documents and to take such additional action as may be necessary or appropriate to accomplish the intent and purposes of this Agreement.

Q. Independent Counsel. Each party to this Agreement represents and warrants that he has carefully reviewed and understands this Agreement, acknowledges that he has been advised to seek his own independent legal counsel with respect to this Agreement and the transactions contemplated hereby, has sought the advice of independent counsel of his own choosing or has knowingly and voluntarily declined the opportunity to obtain such counsel and signs this Agreement freely, knowingly and voluntarily. Buyer hereby represents and warrants to Seller that: (i) Buyer is not in a significantly disparate bargaining position in relation to Seller, and (ii) Buyer is purchasing the Property for business, commercial, investment or other similar purpose.

R. Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

S. Limitation of Damages. Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable for any consequential, punitive or other such damages for any failure to close, to breach, or default of this Agreement.

T. Exchange Cooperation. Buyer and Seller agree to cooperate with each other in accomplishing a tax-deferred exchange for either party under Section 1031 of the Internal Revenue Code, which shall include the signing of reasonably necessary exchange documents; provided, however, that (i) neither party shall incur any additional liability or financial obligations as a consequence of such exchange, (ii) such exchange shall not delay the Closing Date, and (iii) neither party shall be required to take title to any property as part of an exchange other than Buyer receiving title to the subject property herein. This Agreement is not subject to or contingent upon either party’s ability to effectuate a deferred exchange. In the event any exchange contemplated by either party should fail to occur, for whatever reason, the sale of the subject property shall nonetheless be consummated as provided herein.

U. Further Acts. The parties agree to cooperate with each other to effectuate this Agreement. In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed before or after the Closing any and all such further acts as may be reasonably necessary or appropriate to accomplish the intent and purposes of this Agreement and to consummate the transaction contemplated hereby.

[Signatures on the following page]

Exhibit E-11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

[]

Exhibit E-12

BUYER:

FARADAY&FUTURE INC.,

a California corporation

By:
Name:
Title:

Exhibit E-13

EXHIBIT “A”

Legal Description of Land

The Land referred to herein below is situated in the City of Hanford, County of Kings, State of California, and is described as follows:

PARCEL 2 OF PARCEL MAP, IN THE CITY OF HANFORD, COUNTY OF KINGS, STATE OF CALIFORNIA, ACCORDING TO THE MAP THEREOF RECORDED DECEMBER 13, 2006 IN BOOK 18, PAGE 32 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM 1/2 OF ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES IN, UPON OR UNDER SAID LAND, AS RESERVED IN THE DEED FROM JOHN A. BENNINGER, ADMINISTRATION, DATED DECEMBER 17, 1943 AND RECORDED DECEMBER 21, 1943 IN BOOK 299, PAGE 162 OF OFFICIAL RECORDS, SUBJECT TO THE RESTRICTIONS AND PROVISIONS AGAINST SURFACE AND SUBSURFACE USE BY THE THEN OWNERS THEREOF WHICH ARE CONTAINED IN THOSE CERTAIN QUITCLAIM DEEDS FROM SAID OWNERS RECORDED MAY 18, 1960 IN BOOK 759 AT PAGE 249 OF OFFICIAL RECORDS AND JUNE 10, 1960 IN BOOK 760 AT PAGE 324 OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM AN UNDIVIDED 1/2 INTEREST IN AND TO ALL OIL, GAS AND OTHER HYDROCARBONS AND MINERALS NOW OR AT ANY TIME HEREAFTER SITUATE THEREIN AND THEREUNDER AS CONVEYED TO THE CAPITAL COMPANY, A CORPORATION, ITS SUCCESSORS AND/OR ASSIGNS, BY DEED RECORDED JUNE 10, 1960 IN BOOK 760 AT PAGE 322 OF OFFICIAL RECORDS, SUBJECT TO THE RESTRICTIONS AND PROVISIONS AGAINST SURFACE AND SUBSURFACE USE BY SAID CAPITAL COMPANY, ITS SUCCESSORS AND/OR ASSIGNS, WHICH ARE CONTAINED IN SAID DEED.

ALSO EXCEPTING FROM PARCEL 1, AN UNDIVIDED ONE-EIGHTH INTEREST IN AND TO ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AS CONVEYED TO AL C. BOINDIGER, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-HALF INTEREST, ANDREW FROWSING, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-QUARTER INTEREST, AND RICHARD FROWSING, A MARRIED MAN, AS HIS SOLE AND SEPARATE PROPERTY, AS TO AN UNDIVIDED ONE-QUARTER INTEREST AS CONVEYED IN GRANT DEED RECORDED MAY 19, 1997 AS INSTRUMENT NO. 9709501, OFFICIAL RECORDS.

APN 028-030-046-000

Exhibit E-14

EXHIBIT “B”

Contracts

None.

Exhibit E-15

EXHIBIT “C”

Bill of Sale

BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration (including the Purchase Price), the receipt and sufficiency of which are hereby acknowledged, Hanford Business Park, LLC, a Delaware limited liability company (“Seller”), does hereby assign, grant, bargain, sell, transfer, convey, and deliver to [] (“Buyer”), all of Seller’s right, title and interest in and to any and all Personal Property, Improvements, and Intangible Property in connection with that certain real property known as 10701 Idaho Avenue, Hanford, California 93230.

Capitalized terms used in this Bill of Sale and not otherwise defined herein or therein shall have the meaning ascribed thereto in that certain Purchase and Sale Agreement, dated as of October________ __, 2023, between Seller and Faraday&Future, Inc., a California corporation (collectively, the “Purchase and Sale Agreement”). Except as explicitly set forth in the Purchase and Sale Agreement, the property transferred hereby is transferred “as-is” and “where-is,” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever. Signatures to this Bill of Sale transmitted by electronic transmission, PDF format, facsimile or DocuSign shall be valid and effective to bind the parties so signing and transmitting.

Date: _________, 2023

SELLER:

By:
Name:
Title:

Exhibit E-16

EXHIBIT “F”
FORM OF INSURANCE SERVICES AGREEMENT

Exhibit F-1